Execution Copy

ASSET PURCHASE AGREEMENT

by and between

NESTLÉ PREPARED FOODS COMPANY
(FORMERLY KNOWN AS NESTLÉ USA -
PREPARED FOODS DIVISION, INC.)

as "Seller"

O BRAND ACQUISITION CORP.

as "Buyer"

and

B&G FOODS, INC.

as "Guarantor"

Dated as of July 29, 2003

-i-

	TABLE OF CONTENTS (continued)
4.10	Litigation	25
4.11	Labor Matters	25
4.12	Liabilities	25
4.13	Licenses and Permits; Compliance	26
4.14	No Brokers	26
4.15	No Other Agreements to Sell the Purchased Assets	26
4.16	Employee Benefit Plans	26
4.17	Compliance With Environmental Laws	27
4.18	Inventory	28
4.19	Customers and Suppliers	28
4.20	Assets Necessary to Conduct Business	29
4.21	Affiliate Transactions	29
ARTICLE V	REPRESENTATIONS AND WARRANTIES OF BUYER	29
5.1	Organization of Buyer	29
5.2	Authorization	29
5.3	No Conflict or Violation	30
5.4	Consents and Approvals	30
5.5	Financing	30
5.6	No Brokers	30
ARTICLE VI	COVENANTS OF SELLER AND BUYER	30
6.1	Registrations, Filings and Consents; HSR Matters	30
6.2	Notification of Certain Matters	31
6.3	Access to Information	31
6.4	Conduct of Business	32
6.5	Updated Disclosure Schedules	32
6.6	Title Policies	33
6.7	Failure to Obtain Third Party Consents	33
6.8	Financing	34

-ii-

	TABLE OF CONTENTS (continued)
6.9	Exclusivity	34
6.10	Co-Packing Agreement	35
ARTICLE VII	CONDITIONS TO SELLER'S OBLIGATIONS	35
7.1	Representations, Warranties and Covenants	35
7.2	No Actions or Court Orders	35
7.3	HSR Act	35
7.4	Certificates	35
7.5	Corporate Documents	35
7.6	Purchase Price	36
7.7	Buyer's Deliveries	36
ARTICLE VIII	CONDITIONS TO BUYER'S OBLIGATIONS	36
8.1	Representations, Warranties and Covenants	36
8.2	No Actions or Court Orders	36
8.3	HSR Act	36
8.4	Certificates	36
8.5	Corporate Documents	36
8.6	Material Adverse Change	36
8.7	Financing	37
8.8	Seller's Deliveries	37
ARTICLE IX	ACTIONS BY SELLER AND BUYER AFTER THE CLOSING	37
9.1	Tax Matters	37
9.2	Employees	37
9.3	Employee Plans.	38
9.4	Availability of Records	41
9.5	Financial Information Cooperation	42

-iii-

	TABLE OF CONTENTS (continued)
ARTICLE X	SURVIVAL AND INDEMNIFICATION	42
10.1	Survival of Representations, Etc	42
10.2	Indemnifications	43
10.3	Notice of Claims	43
10.4	Assumption of Defense of Third Party Claims	43
10.5	Settlement of Third Party Claims	44
10.6	Cooperation	44
10.7	Product and Warranty Liability	45
10.8	Limitations on Indemnity Payments	45
10.9	Tax Indemnifications	46
10.10	Exclusive Remedy; Disclaimer of Other Remedies	46
10.11	Characterization of Indemnity Payments	46
10.12	Environmental Procedures	46
ARTICLE XI	TERMINATION	47
11.1	Termination	47
11.2	Termination for Failure of Financing Condition	48
11.3	Effect of Termination	49
11.4	Certain Payments Upon Termination	49
ARTICLE XII	MISCELLANEOUS	49
12.1	Assignment	49
12.2	Notices	50
12.3	Choice of Law	51
12.4	Jurisdiction; Services of Process	51
12.5	Dispute Resolution; Mediation	51
12.6	Waiver of Trial by Jury	51
12.7	Entire Agreement; Amendments and Waivers	52

-iv-

	TABLE OF CONTENTS (continued)
12.8	Multiple Counterparts	52
12.9	Facsimile Signatures	52
12.10	Expenses	52
12.11	Invalidity	52
12.12	Public Statements	52
12.13	No Third-Party Beneficiary	53
12.14	Representation of Counsel; Mutual Negotiation	53
12.15	Bulk Transfer Laws	53
12.16	Pre-Closing Performance	53

-v-

EXHIBITS
EXHIBIT		PAGE
A	FORM OF ASSIGNMENT AND ASSUMPTION AGREEMENT	A-1
B	FORM OF BILL OF SALE	B-1
C	FORM OF DEED	C-1
D	FORM OF INTELLECTUAL PROPERTY PURCHASE AGREEMENT	D-1
E	FORM OF TRANSITION SERVICES AGREEMENT	E-1

CONFIDENTIAL

ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement (this "Agreement"), dated as of July 29, 2003, is entered into between Nestlé PREPARED FOODS company (formerly known as Nestlé USA - Prepared Foods Division, Inc.), a Pennsylvania corporation ("Seller"), O BRAND ACQUISITION CORP., a Delaware corporation ("Buyer"), and B&G FOODS, INC., a Delaware corporation ("Guarantor").

RECITALS

A.    Seller desires to sell certain assets and assign certain liabilities related to the Business to Buyer and Buyer desires to purchase such assets and assume such liabilities, in each case, upon the terms and subject to the conditions of this Agreement.

B.    Concurrently with the Closing, certain of Seller's Affiliates shall sell to Buyer certain intellectual property related to the Business upon the terms and subject to the conditions set forth in the Intellectual Property Purchase Agreement (as defined below).

AGREEMENT

NOW THEREFORE, in consideration of the foregoing and the respective covenants and agreements contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS; INTERPRETATION

1.1    Definitions.

    (a)    Certain Defined Terms. As used herein, the following terms shall have the following indicated meanings:

"Accounts Receivable" shall mean all accounts and notes receivable of the Business (whether current or noncurrent), including all accounts and notes receivable arising from the Assumed Contracts, and the customer accounts receivable (including accounts receivable for any products shipped but not invoiced prior to the Closing Date) that are outstanding as of the Closing Date, and any other rights to receive payments as of the Closing Date, including all trade accounts receivable representing amounts receivable in respect of goods shipped, products sold or services rendered prior to the Closing Date, and the full benefit of all securities for such accounts or debts.

"Accounts Payable" shall mean all accounts and other trade payables and other accrued liabilities in respect of the Business which are required to be accrued under Seller's accounting policies as of an applicable date.

                                                   CONFIDENTIAL

"Action" shall mean any civil, criminal, judicial or other action, claim, suit, litigation, proceeding, labor dispute, arbitral action, governmental audit, criminal prosecution, investigation or unfair labor practice charge or complaint.

"Actual Coupon Liability" shall have the meaning set forth in Section 2.9(a).

"Affiliate" shall mean a Person that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with a specified Person.

"Aggregate Consideration" shall mean an amount equal to the Final Purchase Price plus the IP Purchase Price (as defined in the Intellectual Property Purchase Agreement) plus the Paid-Up Royalty (as defined in the Transition Trademark License).

"Allocation Schedule" shall have the meaning set forth in Section 2.8.

"Ancillary Agreements" shall mean the Assignment and Assumption Agreement, the Deed, the Bill of Sale and all other instruments of transfer and assumption delivered pursuant to Section 3.2.

"Assignment and Assumption Agreement" shall mean the Assignment and Assumption Agreement in the form attached hereto as Exhibit A, to be executed at Closing by Buyer and Seller, and/or one or more of Seller's Affiliates.

"Assumed Contracts" shall mean all Contracts to the extent transferable other than the Excluded Contracts.

"Assumed Coupon Liabilities" means an amount, not in excess of $1,000,000, of Seller's liability as of the Closing Date, for coupon redemption obligations related to the Business in respect of coupons issued by or on behalf of Seller prior to the Closing Date.

"Assumed Current Liabilities" means all liabilities related to vacation and sick leave and any other paid-time-off for the Transferred Employees, Assumed Coupon Liabilities and liabilities in respect of accrued commissions and freight, in each case, as of the Closing and determined in a manner consistent with the determination of such accruals in the Financial Statements.

"Assumed Liabilities" shall mean only the following Liabilities of Seller or Seller's Affiliates related to the Purchased Assets or the Business:

(a)    all Liabilities of Seller or Seller's Affiliates under the Assumed Contracts, to the extent related to performance following the Closing Date, other than any Liability arising as a result of a breach thereof by Seller or Seller's Affiliates occurring prior to the Closing Date;

(b)    all Liabilities with respect to the Transferred Employees assumed by Buyer pursuant to Article IX;

(c)    all Liabilities related to the ownership or operation of the Stoughton Facility arising from and after the Closing, other than the Retained Environmental Liabilities;

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(d)    all Liabilities for Product Claims with respect to Products shipped on or after the Closing Date;

(e)    all Liabilities for the return of Products (other than discontinued Products), whether manufactured or shipped prior to or after the Closing Date;

(f)    the Assumed Current Liabilities; and

(g)    any other Liabilities assumed by Buyer under the terms of this Agreement, including, under Section 2.5 , 2.6 and 2.10, or any other Transaction Document.

"Assumed Permits" shall mean all Permits to the extent transferable.

"Benefit Arrangement" shall mean each plan, arrangement (written or oral), program, agreement or commitment providing for insurance coverage (including any self-insured arrangements), workers' compensation, disability benefits, supplemental unemployment benefits, vacation benefits, severance benefits, life, health, disability or accident benefits (including any "voluntary employees' beneficiary association" as defined in Section 501(c)(9) of the Code providing for the same or other benefits) or for deferred compensation, profit-sharing bonuses, stock options, stock appreciation rights, stock purchases or other forms of incentive compensation or post-retirement insurance, compensation or benefits which is not a Welfare Benefit Plan, Pension Plan or Multiemployer Plan.

"Bill of Sale" shall mean the Bill of Sale, in the form attached hereto as Exhibit B, to be executed at Closing by Seller in favor of Buyer.

"Books and Records" shall mean all business records, tangible data, documents, files, customer lists, supplier lists, blueprints, specifications, designs, drawings, plans, operation or maintenance manuals, bids, personnel records relating to the Transferred Employees, invoices, sales literature, cost and pricing information, business plans, insurance records and advertising and promotional materials and all other books and records, in each case which relate exclusively to the Business (collectively, "Information"); provided, however, that "Books and Records" shall exclude (i) all Tax returns and all worksheets, notes, files or documents primarily related thereto, wherever located, (ii) all documents prepared in connection with the transactions contemplated by this Agreement and all minute books and corporate records of Seller and its Affiliates, (iii) all Information of Seller or Seller's Affiliates to the extent not related to the Business, (iv) all Information which relates to centralized research and development provided by Seller and Seller's Affiliates in connection with the Business and which does not constitute Transferred Intellectual Property (as defined in the Intellectual Property Purchase Agreement), and (v) all documents subject to any confidentiality agreement, attorney/client privilege or other applicable privilege.

"Business" shall mean Seller's business, as conducted in the ordinary course as of the date hereof, of manufacturing, marketing, distributing and/or selling the Products.

"Buyer" shall have the meaning set forth in the preamble.

3                                                    CONFIDENTIAL

"Buyer's Disclosure Schedule" shall mean a schedule prepared by Buyer and delivered to Seller as of the date hereof which sets forth exceptions and qualifications to the representations and warranties contained in Article V, as the same may be amended or updated in accordance with this Agreement.

"Buyer Taxes" shall have the meaning set forth in Section 2.5(a).

"Claim" shall have the meaning set forth in Section 10.3.

"Claim Notice" shall have the meaning set forth in Section 10.3.

"Closing" shall have the meaning set forth in Section 3.1.

"Closing Date" shall have the meaning set forth in Section 3.1.

"Closing Date Cash Payment" shall have the meaning set forth in Section 2.7.

"Closing Inventory Amount" shall have the meaning set forth in Section 2.4(a).

"Closing Inventory Statement" shall have the meaning set forth in Section 2.4(a).

"Code" shall mean the Internal Revenue Code of 1986, as amended, and the rules and regulations thereunder.

"Collective Bargaining Agreement" shall have the meaning set forth in Section 9.3(a).

"Commitment Letter" shall have the meaning set forth in Section 5.5.

"Confidentiality Agreement" shall mean the Confidentiality Agreement, dated as of April 15, 2003, between Rhône Group LLC, on behalf of Seller and Nestlé USA, Inc., an Affiliate of Seller, and Bruckmann, Rosser, Sherrill & Co. LLC, an Affiliate of Buyer.

"Consents" shall have the meaning set forth in Section 6.7(a).

"Contract" shall mean any agreement, contract, lease, purchase order, license, obligation, promise, commitment or undertaking to which Seller or an Affiliate of Seller is a party or is bound and which relates exclusively to the Business, whether oral or written, including the Real Property Leases, the Equipment Leases and the Contracts listed in Schedule 4.8(a), but excluding all Employee Plans, this Agreement, the Ancillary Agreements, the Intellectual Property Purchase Agreement, the Transition Services Agreement, the Trademark License and the Transition Trademark License.

"Contract Manufacturing Agreements" shall have the meaning set forth in Section 6.7(b).

"Coupon Liability Statement" shall have the meaning set forth in Section 2.9(a).

"Coupon Settlement Date" shall have the meaning set forth in Section 2.9(a).

4                                                    CONFIDENTIAL

"Court Order" shall mean any judgment, decision, decree, injunction, ruling or order of any federal, state or local court or governmental agency, department or authority that is binding on any Person or its property under applicable Regulations.

"Covered Person" shall have the meaning set forth in Section 9.3(a).

"Covered Union Person" shall have the meaning set forth in Section 9.3(a).

"Damages" shall mean the amount of any loss, claim, demand, liability, obligations, damage, deficiency, assessment, judgment, penalty, cost or expense (including reasonable attorneys' fees), but specifically excluding any indirect, consequential, special or similar loss or damages (including lost profit, lost revenues, and loss of business), whether foreseeable or not, unless the foregoing are included in any award of a Governmental Authority or arbitrator to third parties or in a penalty or assessment by Governmental Authorities.

"Deed" shall mean the Special Warranty Deed, in the form attached hereto as Exhibit C, to be executed at Closing in favor of Buyer.

"Disclosure Schedules" shall mean, collectively, the Buyer's Disclosure Schedule and the Seller's Disclosure Schedule.

"Employees" shall mean those individuals who, as of the Closing Date, are employees of Seller at the Stoughton Facility, including any such employee who is either actively at work, or on vacation, short-term disability, disability covered by worker's compensation, or approved leave, a list of which by job title and current salary or hourly rate of compensation is set forth in Schedule 1.1A.

"Employee Plans" shall mean all Benefit Arrangements, Multiemployer Plans, Pension Plans and Welfare Benefit Plans.

"Encumbrance" shall mean any claim, lien, pledge, option, charge, easement, security interest, deed of trust, mortgage, right-of-way, encroachment, building or use restriction, conditional sales agreement, encumbrance or other right of third parties, whether voluntarily incurred or arising by operation of law, including any agreement to give any of the foregoing in the future, and any contingent sale or other title-retention agreement in the nature thereof.

"Environmental Laws" shall mean any laws or regulations of any federal, state, or local governmental or regulatory authority as in effect on the date of this Agreement which govern the presence, use, generation, treatment, storage, disposal or Release of Hazardous Materials, or the protection of human health and the environment, including employee protection (to the extent relating to exposure to Hazardous Materials).

"Environmental Permits" shall mean a permit, license, certificate, approval or authorization issued by a Governmental Authority pursuant to an Environmental Law.

"Environmental Reports" shall have the meaning set forth in Section 4.17(i).

5                                                    CONFIDENTIAL

"Equipment Lease" shall mean any lease agreement to which Seller or an Affiliate of Seller is a party and which relates to Leased Equipment.

"ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended, and any lawful rules and regulations promulgated thereunder.

"ERISA Affiliate" shall mean any entity which is (or at any relevant time was) a member of a "controlled group of corporations" with, or under "common control" with Seller as defined in Section 414(b) or (c) of the Code.

"ERISA Affiliate Multiemployer Plan" and "ERISA Affiliate Pension Plan" shall mean any Multiemployer Plan and Pension Plan, respectively, which Seller or any ERISA Affiliate has at any time during the preceding six (6) years maintained, contributed to or been required to contribute to.

"Excluded Assets" shall mean, notwithstanding any other provision of this Agreement, the following assets of Seller or Seller's Affiliates:

(a)    the Excluded Contracts;

(b)    all cash, bank accounts, cash equivalents and other similar types of investments, certificates of deposit, U.S. Treasury bills and other marketable securities;

(c)    all Accounts Receivable;

(d)    all refunds, deposits and prepaid expenses (including any prepaid insurance premiums);

(e)    all insurance policies, programs, reserves and related bonds of any nature (and any dividends or claims payable in respect thereof);

(f)    all claims, causes of action, choses in action, rights of recovery and rights of set-off of any kind, against any Person, including any liens, security interests, pledges or other rights to payment or to enforce payment in connection with the Business or products sold or shipped by Seller or Seller's Affiliates prior to the Closing Date;

(g)   all claims, causes of action, choses in action, rights of recovery and rights of set-off of any kind against any Person related to the Excluded Assets;

(h)   any amounts receivable from Seller or any of Seller's Affiliates;

(i)    all franchise tax registrations and sales and use Permits of Seller;

(j)    all items of machinery, equipment and other assets related to centralized distribution, transportation, storage, management information systems and related services provided by Seller or Seller's Affiliates in connection with the Business, other than, for the avoidance of doubt, computer hardware located at the Stoughton Facility;

6                                                    CONFIDENTIAL

(k)    the management information systems and related services utilized at the Stoughton Facility or by the Transferred Employees and set forth on Schedule 1.1B, other than, for the avoidance of doubt, computer hardware located at the Stoughton Facility;

(l)    all items of machinery, equipment, books and records and other assets related to centralized research and development and that are located outside of the Stoughton Facility;

(m)  all items set forth under the caption "Infrastructure Expense Items Excluded" on Schedule 4.9;

(n)   all Tax refunds, including any interest in respect thereof, and Tax credits attributable to Taxes (i) paid by Seller or Seller's Affiliate or (ii) payable by Seller in connection with this Agreement;

(o)   all rights and interests under (including those of sponsor and administrator, as applicable), and all assets of, any employee benefit plan maintained by Seller or Seller's Affiliates, or ERISA Affiliates, including any Pension Plan, Welfare Benefit Plan, or Benefit Arrangement, except to the extent otherwise explicitly provided in accordance with Section 9.3; and

(p)   all facilities of Seller or its Affiliate (other than the Stoughton Facility and the Leased Real Property), and all items of furniture, fixtures, furnishings, machinery, spare parts and equipment located in, at or upon such facilities (other than the Stoughton Facility or the Leased Real Property), whether or not related to the Business.

"Excluded Contracts" shall mean (i) any contract or agreement that does not relate exclusively to the Business, including those contracts and agreements set forth on Schedule 1.1C, and (ii) any contract or agreement set forth or described on Schedule 4.4, the assignment of which is not consented to by all parties necessary therefor prior to the Closing Date.

"Excluded Liabilities" shall mean all of the Liabilities of Seller and Seller's Affiliates related to the Purchased Assets or the Business other than the Assumed Liabilities, including the following:

(a)    all Liabilities of Seller or Seller's Affiliates under the Assumed Contracts, to the extent arising from periods prior to the Closing Date, including those Liabilities to the extent arising as a result of a breach thereof by Seller or Seller's Affiliates occurring prior to the Closing Date;

(b)    all Accounts Payable incurred or accrued prior to the Closing Date, other than the Assumed Current Liabilities;

(c)    all accrued salary, wages, bonuses, profit sharing or other incentive compensation payments payable to the Employees and any related payroll taxes, 401(k) deferrals and matching contributions, in each case, which relate to periods prior to the Closing Date;

7                                                    CONFIDENTIAL

(d)    all worker's compensation claims to the extent related to claims for injuries incurred by any Employee prior to the Closing Date;

(e)    all intercompany indebtedness between or among Seller or Seller's Affiliates;

(f)    all Liabilities expressly retained or agreed to be discharged by Seller or Seller's Affiliates pursuant to this Agreement, including Sections 2.5, 2.6, 2.10 or Article IX;

(g)   all Liabilities of Seller or Seller's Affiliates arising out of the Excluded Assets or arising under the Excluded Contracts;

(h)   all Liabilities for Product Claims with respect to Products shipped prior to the Closing Date;

(i)    the Retained Environmental Liabilities; and

(j)    all other Liabilities of Seller or Seller's Affiliates related to the Purchased Assets or the Business to the extent arising prior to the Closing Date other than the Assumed Liabilities.

"Extended Closing Date" shall have the meaning set forth in Section 11.2(a).

"Extension Notice" shall have the meaning set forth in Section 11.2(a).

"Final Purchase Price" shall have the meaning set forth in Section 2.4(c).

"Financial Statements" shall have the meaning set forth in Section 4.9.

"Financing" shall have the meaning set forth in Section 5.5.

"Financing Condition" shall have the meaning set forth in Section 8.7.

"Fixtures and Equipment" shall mean all of the furniture, fixtures, furnishings, vehicles, machinery, spare parts and equipment (other than any such items which are Excluded Assets) owned by Seller or Seller's Affiliates and located in, at or upon the Stoughton Facility, the Leased Real Property or at the facility of LiDestri Food, Inc. (as successor to Cantisano Foods, Inc., "LiDestri"), a co-packer of certain Products.

"Former Employee" shall mean a person who is not an employee of Seller on the Closing Date but who was an employee of Seller at the Stoughton Facility on the day prior to his most recent termination of employment from Seller or its ERISA Affiliates, including any employee receiving long-term disability benefits.

"Governmental Authority" means any domestic or foreign national, state, multi-state or municipal or other local government, any subdivision, agency, commission or authority thereof, or any quasi-governmental or private body exercising any regulatory or taxing authority thereunder.

8                                                    CONFIDENTIAL

"Guarantor" shall have the meaning set forth in the preamble.

"Hazardous Materials" shall mean any hazardous, toxic or polluting substance, material or waste regulated by Environmental Laws as capable of causing harm or injury to human health or the environment, including any explosives, radioactive materials, polychlorinated biphenyls, petroleum and petroleum by-products, friable asbestos-containing materials, "hazardous waste," as defined by Section 1004(5) of the Solid Waste Disposal Act ("SWDA"), as amended 42 U.S.C. Section 6903(5) as enacted as of the date hereof, and regulations of the U.S. Environmental Protection Agency ("EPA") promulgated thereunder as of the date hereof, and "hazardous substances" as defined by Section 101(14) of the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended ("CERCLA"), 42 U.S.C. Section 9601(14), and EPA regulations promulgated thereunder as of the date hereof.

"HSR Act" shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder.

"HSR  Condition" shall have the meaning set forth in Section 8.3.

"Indemnified Party" shall have the meaning set forth in Section 10.3.

"Indemnifying Party" shall have the meaning set forth in Section 10.3.

"Intellectual Property" shall mean all rights to, and interests in all intellectual property of whatever nature, including: (i) business and trade names, logos and designs, brand names, slogans, trademarks, trade names, trade dress and service marks (whether registered, unregistered, or existing at common law and including goodwill attaching thereto) and all applications therefor; (ii) inventions, improvements, U.S., foreign and international design and utility patent registrations and applications (including all reissues, divisions, continuations, continuations-in-part and extensions of any patent or patent application), industrial designs and applications for registration of industrial designs; (iii) copyrights and copyright registrations (whether in published or unpublished works) and all applications therefor; (iv) trade secrets, technology, know-how, processes, formulae, product formulations, recipes, ingredients and specifications; (v) Internet websites and Internet domain names; (vi) all licenses of the intellectual property listed in items (i) through (v) above; and (vii) all rights to damages and profits by reason of the infringement of any of the intellectual property listed in items (i) through (vi) above.

"Intellectual Property Purchase Agreement" shall mean the Intellectual Property Purchase Agreement in the form attached hereto as Exhibit D to be executed at Closing by Buyer and certain Affiliates of Seller.

"Interest Rate" shall mean the prime rate as published from time to time by Bank of America in the Wall Street Journal.

"Inventory" shall mean (i) all items of raw materials, work in progress, wrapping supply and packaging related exclusively to the Business or located at the Stoughton Facility or the Leased Real Property, or (ii) all items of finished goods inventory of Products (excluding Products shipped prior to Closing but not invoiced) which are held for sale, wherever the same may be located.

9                                                    CONFIDENTIAL

"IRS" shall mean the United States Internal Revenue Service.

"Leased Equipment" shall mean all of the furniture, fixtures, furnishings, machinery and equipment (other than furniture, fixtures, furnishings, machinery and equipment included within the definition of Excluded Assets) leased by Seller or Seller's Affiliates and located in, at or upon the Stoughton Facility or at any Leased Real Property, and any vehicles leased by Seller or an Affiliate of Seller for use by the Transferred Employees.

"Leased Real Property" shall have the meaning set forth in Section 4.7(b).

"Liabilities" shall mean any direct or indirect liability, indebtedness, obligation, commitment, expense, claim, deficiency, guaranty or endorsement of or by any Person of any type, whether accrued, absolute, contingent, matured, unmatured or other.

"Material Adverse Effect" or "Material Adverse Change" shall mean with respect to the Business or the Purchased Assets any adverse effect or adverse change that, individually or when taken together with all other such adverse effects or adverse changes that have occurred during the period in question is materially adverse to (i) the Purchased Assets, taken as a whole, or to the results of operation or financial condition of the Business, or (ii) on the ability of Seller to consummate the transactions contemplated hereby.

"Multiemployer Plan" shall mean any "multiemployer plan," as defined in Section 4001(a)(3) of ERISA.

"Nestec" shall mean Nestec Ltd., a corporation organized under the laws of Switzerland.

"ordinary course of business" or "ordinary course" or any similar phrase shall mean the ordinary course of the conduct of the Business and consistent with Seller's past practice.

"PBGC" shall mean the Pension Benefit Guaranty Corporation.

"Pension Plan" shall mean any "employee pension benefit plan" as defined in Section 3(2) of ERISA (other than a Multiemployer Plan).

"Permits" shall mean all licenses, permits, franchises, approvals, authorizations, consents or orders of, or filings with, any Governmental Authority necessary for the conduct of the Business as currently conducted and for the use, occupancy and operation of the Purchased Assets as currently used, occupied and operated.

"Permitted Encumbrances" shall mean (i) statutory liens for current Taxes or assessments not yet delinquent or the validity of which is being contested in good faith by appropriate proceedings, (ii) mechanics', carriers', workers', repairers' and other similar liens arising or incurred in the ordinary course of business and not yet due or delinquent or the validity of which is being contested in good faith by appropriate proceedings, (iii) Encumbrances, with respect to the Stoughton Facility, set forth in the Title Commitment or Survey, each of which has been

10                                                    CONFIDENTIAL

 furnished to Buyer prior to the date hereof, (iv) Encumbrances set forth on Schedule 1.1D, and (v) other Encumbrances which in the aggregate do not materially affect the value of the Purchased Assets or interfere in any material respect with the operation of the Business as it is presently being conducted.

"Person" shall mean any individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, labor union, or other entity or Governmental Authority.

"Preliminary Purchase Price" shall have the meaning set forth in Section 2.3.

"Product Claims" means claims from a third party for money or other compensation (beyond the cost of a particular Product) in respect of injury allegedly due and owing as a result of the use, application, malfunction or defect of a Product irrespective of the legal theory of liability.

"Products" shall mean those products listed on Schedule 1.1E.

"Property Taxes" shall have the meaning set forth in Section 2.7.

"Proration Schedule" shall have the meaning set forth in Section 2.7.

"Purchased Assets" shall mean all of Seller's and Seller's Affiliates' right, title and interest in, to and under, (i) the Books and Records, (ii) the Fixtures and Equipment, (iii) the Inventory, (iv) the Stoughton Facility, (v) the Assumed Permits, (vi) the Assumed Contracts, and (vii) all other tangible or intangible assets of Seller or Seller's Affiliates (other than the Transferred Intellectual Property (as defined in the Intellectual Property Purchase Agreement)) to the extent exclusively related to the Business, wherever located; provided, however, that in no event shall "Purchased Assets" include any of the Excluded Assets.

"Real Property Leases" shall have the meaning set forth in Section 4.7(b).

"Reference Amount" shall mean $8,050,000 (being the target Inventory level of $7,800,000 plus a $250,000 shared financing fee).

"Regulations" shall mean any laws, statutes, regulations, rules, notice requirements, court decisions, agency guidelines, principles of law and orders of any federal or state government and any department or agency thereof, including Environmental Laws, energy, motor vehicle safety, public utility, building and health codes, zoning ordinances, occupational safety and health and laws respecting employment practices, employee documentation, terms and conditions of employment and wages and hours.

"Release" means any spilling, leaking, pumping, pouring, emitting, emptying, injecting, depositing, disposing, discharging, dispensing, escaping, dumping, or leaking into the environment, including surface water, soil or groundwater or as otherwise defined under Environmental Laws.

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"Remedial Action" shall mean action required under Environmental Laws or by a Governmental Authority to clean up soil, sediment, surface water or groundwater, in response to a Release of Hazardous Materials, including associated action to investigate, monitor, assess and evaluate the extent and severity of any such Release, action taken to remediate any such Release, post remediation monitoring of any such Release, and the preparation of all reports, studies and analysis or other documents related to the foregoing. "Remedial Action" shall also refer to any judicial, administrative, or other proceeding related to any of the above, including the negotiation and execution of judicial or administrative consent decrees, responding to information requests by any Governmental Authority or any other Person, whether such claims are equitable or legal in nature, relating to the cleanup of the environment, including soil, surface water, groundwater, and sediments, in response to a Release of Hazardous Materials and associated actions.

"Representative" shall mean any officer, director, principal, attorney, agent, employee or other representative.

"Retained Environmental Liability" shall mean any Liability arising from or relating to (A) Releases or exposure to Hazardous Materials to the extent occurring prior to the Closing Date at, on, in, under or from the Stoughton Facility or any other property now or previously owned by Seller or an Affiliate of Seller or any predecessor of Seller and used with respect to the Business, including post-Closing migration of Hazardous Materials; (B) the off-site transportation, storage, treatment, recycling or disposal of Hazardous Materials by or on behalf of Seller or an Affiliate of Seller or any predecessor of Seller in connection with the conduct of the Business; or (C) any material violation of an Environmental Law by Seller or any Affiliate of Seller in connection with the conduct of the Business, and Liability relating to the continuation of such violation after the Closing Date for a reasonable time to enable Buyer to diligently discover and correct the violation, except to the extent that the Buyer fails to correct the violation after discovery; provided, however, that Seller shall be responsible for any such Liabilities which have been accrued prior the Closing Date.

"Retirement Plans" shall have the meaning set forth in Section 9.3(a).

"Savings Plans" shall have the meaning set forth in Section 9.3(a).

"Seller" shall have the meaning set forth in the preamble.

"Seller Benefit Arrangement," "Seller Employee Plan," "Seller Multiemployer Plan," "Seller Pension Plan" and "Seller Welfare Benefit Plan" shall mean any Benefit Arrangement, Employee Plan, Multiemployer Plan, Pension Plan and Welfare Benefit Plan, respectively, which (A) Seller or any ERISA Affiliate maintains, contributes to or is required to contribute to and (B) which covers any Employee or Former Employee in connection with services performed for the Business.

"Seller's Disclosure Schedule" shall mean a schedule prepared by Seller and delivered to Buyer as of the date hereof which sets forth exceptions and qualifications to the representations and warranties contained in Article IV and certain other information called for by this Agreement, as the same may be amended or updated in accordance with this Agreement.

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"Seller's Knowledge" or any similar phrase, shall mean the actual knowledge of Steve Barbour, Vice President - Finance of Seller, Erin Gislason, Marketing Manager of Seller, Gary Schumacher, Plant Manager of the Stoughton Facility, Bob Smith, Vice President of Sales Category Development of Seller, and solely for purposes of Section 4.16, Bill Eichelberger, Director of Compensation and Retirement Planning of Seller, and K.D. Shaughnessy, Director of Benefits and Work/Life of Seller, as such knowledge may exist at the Closing Date, in each case, after reasonable inquiry into the matter to which reference to Seller's Knowledge is made.

"Seller Taxes" shall have the meaning set forth in Section 2.5(a).

"SPN" shall mean Société des Produits Nestlé S.A., a société anonyme organized under the laws of Switzerland.

"Statement Date" shall mean December 31, 2002.

"Stoughton Facility" shall mean the real property located at 430 Industrial Circle, Stoughton, Wisconsin 53589, the legal description of which is set forth on Schedule 1.1F, together with all improvements situated thereon.

"Survey" shall have the meaning set forth in Section 4.7(a).

"Tax" shall mean any federal, state, local, foreign or other tax, levy, impost, fee, assessment or other government charge, including income, estimated income, business, occupation, franchise, property, payroll, personal property, sales, transfer, use, employment, commercial rent, occupancy, franchise or withholding taxes, and any premium, including interest, penalties and additions in connection therewith.

"Tax Benefit" shall mean the actual amount of any refund, credit or reduction in otherwise required Tax payments including any interest payable thereon using the interest rate on such date imposed on corporate deficiencies paid within 30 days of a notice of proposed deficiency under the Code or other applicable Regulation, which amount shall be computed as of the first date on which the right to the refund, credit or other Tax reduction arises or otherwise becomes available to be utilized. Any Tax Benefit shall be computed net of any related Tax cost, including any cost associated with the receipt of proceeds of indemnification (which shall be computed in the same manner in which Tax Benefits are otherwise computed pursuant to this definition).

"Tax Return" shall mean any return (including any information return), report, statement, schedule, notice, form, or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Authority in connection with the determination, assessment, collection, or payment, of any Tax.

"Third Party Claim" shall have the meaning set forth in Section 10.4.

"Title Commitment" shall have the meaning set forth in Section 4.7(a).

"Title Company" shall mean Lawyers Title Insurance Corporation.

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"Title Policy" shall have the meaning set forth in Section 6.6.

"Trademark License" shall mean the Trademark License in the form attached as Exhibit B to the Intellectual Property Purchase Agreement to be executed at Closing by Buyer and an Affiliate of Seller.

"Trade Programs" shall have the meaning set forth in Section 2.10.

"Transaction Documents" shall mean this Agreement, the Ancillary Agreements, the Intellectual Property Purchase Agreement, the Transition Services Agreement, the Trademark License, the Transition Trademark License and any agreements, certificate or instrument delivered pursuant thereto.

"Transferred Employees" shall have the meaning set forth in Section 9.2(a).

"Transfer Taxes" shall have the meaning set forth in Section 2.6.

"Transition Services Agreement" shall mean the Transition Services Agreement in the form attached hereto as Exhibit E to be executed at Closing by Buyer and Seller.

"Transition Trademark License" shall mean the Transition Trademark License in the form attached as Exhibit A to the Intellectual Property Purchase Agreement to be executed at Closing by Buyer and an Affiliate of Seller.

"WARN ACT" shall have the meaning set forth in Section 4.11.

"Welfare Benefit Plan" shall mean any "employee welfare benefit plan" as defined in Section 3(1) of ERISA.

1.2    Interpretation. When a reference is made in this Agreement to Articles or Sections such reference shall be to an Article or a Section of this Agreement unless otherwise indicated. When a reference is made in this Agreement to Schedules, such reference shall be to the Disclosure Schedules unless otherwise indicated. Whenever the words "include," "includes," or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation", whether or not so stated. Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. The use of a particular gender in this Agreement is for convenience of reference only and shall not affect the interpretation of this Agreement. The titles, captions or headings of the Articles and Sections herein are for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement. The Exhibits and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

ARTICLE II

PURCHASE AND SALE OF ASSETS

2.1    Transfer of Purchased Assets. Upon the terms and subject to the conditions contained herein, at the Closing, Seller shall sell, convey, transfer, assign and deliver, or cause to

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be sold, conveyed, transferred, assigned and delivered to Buyer, all of Seller's and Seller's Affiliate's right, title and interest in, to and under the Purchased Assets, and Buyer shall purchase, acquire and accept from Seller and Seller's Affiliates, the Purchased Assets.

2.2    Assumption of Assumed Liabilities. Upon the terms and subject to the conditions contained herein, at the Closing, Buyer shall, concurrently with its purchase of the Purchased Assets, assume the Assumed Liabilities.

2.3    Purchase Price. At the Closing, in consideration of the sale, transfer, assignment, conveyance and delivery of the Purchased Assets, Buyer shall (a) pay to Seller an amount equal to EIGHTY-THREE MILLION EIGHT HUNDRED FIFTY-FIVE THOUSAND DOLLARS ($83,855,000) (the "Preliminary Purchase Price"), by wire transfer of immediately available funds to an account designated by Seller, and (b) assume the Assumed Liabilities pursuant to this Agreement. The Preliminary Purchase Price shall be subject to adjustment subsequent to the Closing pursuant to Section 2.4 and Section 10.11.

2.4    Inventory Adjustment.

(a)    Within sixty (60) calendar days after the Closing Date, Seller shall prepare and deliver to Buyer a statement (the "Closing Inventory Statement"), based on actual physical inventory of the Inventory of the Business taken on the Closing Date, setting forth its calculation of the dollar amount of Inventory of the Business as of the close of business on the date immediately preceding the Closing Date (the "Closing Inventory Amount") The Closing Inventory Statement shall present fairly the Closing Inventory Amount and shall be prepared in conformity with and in a manner consistent with the accounting principles used in the preparation of the Financial Statements (and set forth in the Notes thereto) and under no circumstances shall include any value for Products which have been discontinued by Seller. Buyer and/or its independent accounting firm shall have the right to be present to observe the taking of any physical inventory in conjunction with the preparation of the Closing Inventory Statement. Buyer shall provide Seller with reasonable access to the Books and Records, any other related information, and to any Transferred Employees or other employees of Buyer, and shall cooperate fully with Seller, to the extent necessary for Seller to prepare the Closing Inventory Statement, and to calculate the Closing Inventory Amount. After delivery of the Closing Inventory Statement, Seller shall make available to Buyer all books, records, work papers, personnel (including without limitation their accountants and employees) and other materials and sources used by Seller to prepare the Closing Inventory Statement.

(b)    Unless Buyer notifies Seller in writing, within thirty (30) calendar days after receipt of the Closing Inventory Statement, that Buyer objects to the computation contained therein, specifying in detail the basis for such objection, Seller's calculation of the Closing Inventory Amount shall become final and binding upon the parties for purposes of this Section 2.4. The calculation of the Closing Inventory Amount shall not be disputed as to accounting principles so long as the principles and procedures used to compute it are consistent with those used by Seller in the preparation of the Financial Statements (and set forth in the Notes thereto). If Buyer and Seller are unable to agree upon the calculation of the Closing Inventory Amount within thirty (30) calendar days after any such notification has been given by Buyer (or within such extended time period as is mutually agreed to in writing by the parties), the controversy

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shall be referred for a final determination to Deloitte & Touche LLP. Such accounting firm shall make a final determination as to all matters remaining in dispute and such determination shall be binding upon the parties, absent manifest error. The parties shall share equally the fees and expenses of such firm.

(c)    The Preliminary Purchase Price shall be adjusted as follows:

(i)    if the Closing Inventory Amount is less than the Reference Amount then the Preliminary Purchase Price shall be reduced, on a dollar-for-dollar basis, by the amount of such shortfall and Seller shall pay such shortfall amount to Buyer; and

(ii)    if the Closing Inventory Amount is greater than the Reference Amount then the Preliminary Purchase Price shall be increased, on a dollar-for-dollar basis, by the amount of such excess and Buyer shall pay such excess amount to Seller.

The Preliminary Purchase Price, as adjusted pursuant to Section 10.11, and as so increased or decreased pursuant to this Section 2.4(c), shall be referred to herein as the "Final Purchase Price").

(d)    Any Preliminary Purchase Price adjustment payment required under Section 2.4(c) shall be delivered in immediately available funds in accordance with the instructions of the appropriate recipient, together with interest thereon for each day from and including the Closing Date to and excluding the date paid, at a rate per annum equal to the Interest Rate, (i) within the lesser of thirty-five (35) calendar days after delivery by Seller of the Closing Inventory Statement, or five (5) calendar days after Buyer notifies Seller that it does not object to the Closing Inventory Statement; or (ii) if Buyer shall have objected to the Closing Inventory Statement, within five (5) calendar days following final determination of the disputed items pursuant to Section 2.4(b).

2.5    Taxes.

(a)    Except as otherwise provided in this Agreement, all liabilities for Taxes in respect of the Purchased Assets or the ownership, operation or income of the Business for the period or portions of periods ending prior to the Closing Date (excluding Transfer Taxes) shall be borne by Seller (the "Seller Taxes"). Except as otherwise provided in this Agreement, all liabilities for Taxes in respect of the Purchased Assets or the ownership, operation or income of the Business for the period or portions of periods beginning on and after the Closing Date shall be borne by Buyer (the "Buyer Taxes"), excluding any income Taxes incurred as a result of the transactions described in this Agreement, such Taxes being included in Seller Taxes.

(b)    If Buyer or Seller pays any Tax agreed to be borne by the other party under this Agreement, such other party shall promptly (within ten (10) business days of receipt of written notice from such paying party) reimburse the paying party for the amounts so paid. If any party receives any refund or credit of Tax to which the other party is entitled under this Agreement, the receiving party shall promptly (within ten (10) calendar days of receipt) pay such amounts to the party entitled thereto.

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2.6    Closing Costs; Transfer Taxes and Fees. Buyer and Seller shall each pay fifty percent (50%) of the cost of all sales, use and transfer Taxes arising out of the transfer of the Purchased Assets pursuant to this Agreement (collectively, the "Transfer Taxes") and shall each pay fifty percent (50%) of all costs and expenses (including recording fees and real estate transfer Taxes and real estate transfer stamps) incurred in connection with obtaining or recording title to the Purchased Assets and obtaining any owners' title insurance policies and surveys (other than the Survey, the cost of which shall be borne by Seller) for the real properties on which the Stoughton Facility is located, including any escrow charges payable to the Title Company. The sales, use and transfer Tax Returns required by reason of the transfer of the Purchased Assets pursuant to this Agreement shall be timely prepared and filed by the party initially obligated by applicable Regulation to make such filing. The parties agree to cooperate with each other in connection with the preparation and filing of such Tax Returns, in obtaining all available exemptions from such sales, use and transfer Taxes, and in timely providing each other with resale certificates and any other documents necessary to satisfy any such exemptions.

2.7    Prorations. The real and personal property Taxes and other similar ad valorem Taxes in respect of the Purchased Assets ("Property Taxes") levied with respect to the Tax period that includes (but does not end on) the Closing Date shall be prorated as of the Closing and Seller shall pay for any portion thereof relating to any period prior to Closing and Buyer shall pay for any portion thereof relating to any period after the Closing. All prorations shall be calculated on the basis of a 365 or 366 day year, as the case may be, for the actual number of days elapsed from the beginning of the relevant period to (but not including) the Closing Date. On or prior to the Closing Date the parties shall prepare a schedule setting forth the prorations of the Property Taxes based on current tax rates and estimated values (the "Proration Schedule"). The net amount due to a party based on the Proration Schedule shall reduce or increase the amount payable by Purchaser at Closing pursuant to Section 2.3, and the amount payable as a result of such adjustment shall be referred to herein as the "Closing Date Cash Payment". The Proration Schedule and each party's respective obligations under this Section 2.7 shall be adjusted as the relevant Tax Returns are filed, and again, if necessary, as such amounts are otherwise finally determined. The Tax Returns that are required to be filed in respect of Property Taxes shall be filed by the party initially obligated by applicable Regulation to make such filing and such party shall pay the Taxes shown on such Tax Returns.

2.8 Purchase Price Allocation. The Final Purchase Price (and the Assumed Liabilities that are properly included in Purchaser's tax basis for the Purchased Assets) shall be allocated in its entirety among the Purchased Assets in accordance with Section 1060 of the Code. Buyer shall prepare and deliver to Seller an allocation schedule setting forth Buyer's determination of such allocation (the "Allocation Schedule") within 120 days after the Closing Date, which Allocation Schedule shall be subject to the reasonable approval of Seller. To the extent commercially reasonable, Buyer and Seller agree to file all Tax Returns (including IRS Form 8594) consistent with the Allocation Schedule and further agree not to take any position inconsistent therewith for any Tax purpose.

2.9    Reconciliation of Assumed Coupon Liabilities. (a) Within twenty (20) business days of the date which is one hundred eighty (180) days following the Closing Date (the "Coupon Settlement Date"), Seller and Buyer shall jointly prepare a statement (the "Coupon Liability Statement") setting forth their joint determination of the actual amount of the liability of

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the Business in respect of coupon redemptions with respect to coupons issued by Seller prior to the Closing Date but redeemed after the Closing Date (such amount being referred to as the "Actual Coupon Liability"). Buyer shall provide Seller with reasonable access to the Books and Records, any other related information, and to any Transferred Employees or other employees of Buyer, and shall cooperate fully with Seller, to the extent necessary for Seller to jointly prepare with Buyer the Coupon Liability Statement, and to jointly calculate with Buyer the Actual Coupon Liability. Seller shall make available to Buyer all books and records, work papers, personnel and other materials and sources used by Seller or otherwise in its possession and which may be relevant to the preparation of the Coupon Liability Statement by Buyer and Seller and shall cooperate fully with Buyer to the extent necessary for Buyer to jointly prepare with Seller the Coupon Liability Statement and to jointly calculate with Seller the Actual Coupon Liability.

(b)    If Buyer and Seller are unable to agree upon the calculation of the Actual Coupon Liability by the Coupon Settlement Date (or within such extended time period as is mutually agreed to in writing by the parties), the controversy shall be referred for a final determination to Deloitte & Touche LLP. Such accounting firm shall make a final determination as to all matters remaining in dispute and the determination by such firm of the Actual Coupon Liability shall be binding upon the parties, absent manifest error. The parties shall share equally the fees and expenses of such firm. The parties shall furnish to Deloitte & Touche LLP any and all information in its possession (or the possession of its Representatives) which may be requested by Deloitte & Touche LLP in connection with the determination of the Actual Coupon Liability.

(c)    If the Actual Coupon Liability exceeds $1,000,000, Seller shall pay Buyer an amount equal to the amount of the excess in immediately available funds in accordance with the instructions of Buyer, together with interest thereon for any day from and after the Coupon Settlement Date to and excluding the date paid, at a rate per annum equal to the Interest Rate, within five (5) calendar days after joint preparation of the Coupon Liability Statement is completed or within five (5) calendar days following the determination of the Actual Coupon Liability by Deloitte & Touche LLP pursuant to Section 2.9(b).

2.10    Trade Programs. Following the Closing, (i) Seller shall pay or discharge all obligations under Trade Programs (as defined below) related to sales of products of the Business effected prior to Closing by Seller and (ii) Buyer shall pay or discharge, and indemnify and hold Seller harmless from, all obligations under Trade Programs related to sales of products of the Business effected by Buyer following the Closing. "Trade Programs" shall mean contracts, arrangements or understandings with (w) wholesalers, (x) retailers, (y) third-party suppliers of advertising, consumer promotion and other sales promotion materials or (z) any other person or entity, regarding offers of special purchase allowances, trade discounts, invoice discounts, or other promotional allowances or concessions, in each case with respect to products of the Business; provided that no coupon redemption shall be deemed to be included in the definition of Trade Programs. Any undisputed amounts to be paid by Seller or Buyer, as the case may be, under this Section 2.10 shall be paid within ten (10) days of receipt by Seller or Buyer, as the case may be, of an invoice from Buyer or Seller, as the case may be, for such amounts, together with such other documentation as the paying party reasonably may request.

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ARTICLE III

CLOSING

3.1    Closing. Subject to Section 11.2, Seller and Purchaser agree that the closing of the transactions contemplated herein (the "Closing") shall be held at 9:00 a.m. local time on the date (the "Closing Date") that is three (3) business days after the first date that all of the conditions set forth in Article VII and Article VIII have been satisfied or waived at the offices of Mayer, Brown, Rowe & Maw LLP, 190 South LaSalle Street, Chicago, Illinois 60603, or at such other date, time and place as the parties hereto otherwise agree. For the purpose of any calculation or determination required to be made by any of the parties following the Closing, the Closing shall be deemed to have been effective as of 12:01 a.m., local time, on the Closing Date (and adjusted across time zones such that, for example, the Closing shall be deemed to have been effective with regard to the Stoughton Facility as of 12:01 a.m. Central Time). All transactions and deliveries required to be made or completed at the Closing pursuant to the terms of this Agreement and the Intellectual Property Purchase Agreement shall be deemed to occur concurrently and none shall be deemed completed unless all are completed or are otherwise waived in a writing signed by each of the parties hereto.

3.2    Conveyances at Closing.

(a)    Seller's Deliveries. At the Closing, to effect the sale, transfer, conveyance, assignment and assumption referred to in Section 2.1 and Section 2.2 and the other transactions contemplated hereby, Seller shall execute and deliver, or cause to be executed and delivered by Seller's Affiliates to Buyer:

(i)    the Deed;

(ii)    the Bill of Sale;

(iii)   the Assignment and Assumption Agreement;

(iv)   the Intellectual Property Purchase Agreement;

(v)    the Trademark License;

(vi)   the Transition Services Agreement;

(vii)   the Transition Trademark License;

(viii)  an Affidavit of Seller stating, under penalty of perjury, Seller's United States taxpayer identification number and that Seller is not a foreign person pursuant to Section 1445(b) of the Code; and

(ix)    the consents, certificates and other documents required by Article VIII in form reasonably satisfactory to Buyer, together with such instruments of conveyance as shall, in the reasonable opinion of Buyer, be necessary to vest in Buyer title to the Purchased Assets in accordance with the terms hereof.

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(x)    a reliance letter from MACTEC Engineering and Consulting enabling Buyer and those providing financing to rely on the May 2003 Environmental Site Assessment to the same extent as Seller can rely thereon.

All Books and Records and Assumed Contracts included within the Purchased Assets located at the Stoughton Facility shall be deemed delivered to Buyer at Closing. Seller shall use commercially reasonable efforts to deliver any other Books and Records and Assumed Contracts included within the Purchased Assets to Buyer as soon as practicable after the Closing.

(b)    Buyer's Deliveries. At the Closing, Buyer shall deliver or cause to be delivered the Closing Date Cash Payment to Seller calculated in accordance with Section 2.3 and Section 2.7. At the Closing, to affect the sale, transfer, conveyance, assignment and assumption referred to in Sections 2.1 and 2.2 and the other transactions contemplated hereby, Buyer shall execute and deliver to Seller:

(i)    the Assignment and Assumption Agreement;

(ii)    the Intellectual Property Purchase Agreement;

(iii)   the Trademark License;

(iv)   the Transition Services Agreement;

(v)    the Transition Trademark License; and

(vi)   the consents, certificates and other documents required by Article VII in form reasonably satisfactory to Seller.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF SELLER

Seller hereby represents and warrants to Buyer, as of the date hereof and as of the Closing Date, and except as otherwise set forth on Seller's Disclosure Schedule, as follows:

4.1    Organization. Seller is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Pennsylvania with full corporate power and authority to conduct the Business as it is presently being conducted and to own and lease those properties and assets relating to the Business that are included in the Purchased Assets. Seller is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction in which such qualification is necessary under applicable law as a result of the conduct of the Business or the ownership of the Purchased Assets, except where the failure to be so qualified or in good standing would not have a Material Adverse Effect.

4.2    Authorization. Seller and each Seller Affiliate has (or in the case of the Seller Affiliates, as of the Closing Date, will have) all requisite corporate power and authority, and has taken (or will have taken) all corporate action necessary, to execute and deliver this Agreement

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and the Ancillary Agreements to which it is a party, to consummate the transactions contemplated hereby and thereby and to perform its obligations hereunder and thereunder. Each of this Agreement and the Ancillary Agreements to which Seller or a Seller Affiliate is a party has been (or, when duly executed and delivered, will have been) duly executed and delivered by Seller or the applicable Seller Affiliate and constitutes (or, when executed and delivered, will constitute) a legal, valid and binding obligation of Seller or the applicable Seller Affiliate enforceable against Seller or the applicable Seller Affiliate in accordance with its terms except as limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to creditor's rights generally or by equitable principles (whether considered in an action at law or in equity).

4.3    No Conflict or Violation. Neither the execution, delivery or performance of this Agreement or the Ancillary Agreements by Seller or any Seller Affiliate, nor the consummation of the transactions contemplated hereby or thereby will (a) violate or conflict with any provision of the Certificate of Incorporation or Bylaws of Seller or any Seller Affiliate, (b) result in or constitute a breach of, or a default under, or result in the termination, cancellation or acceleration (whether after the filing of notice or the lapse of time or both) of any term or provision of any agreement, instrument, obligation or Permit to which Seller or any Seller Affiliate is a party or by which the Purchased Assets are bound, (c) result in the creation of any Encumbrance upon any material Purchased Asset or material portion of the Purchased Assets, or (d) violate any applicable material Regulation or material Court Order, other than, in the case of clause (b), (x) violations, conflicts, breaches or defaults which would not have a Material Adverse Effect or (y) a violation, breach or default under any Assumed Agreement or Assumed Permit as a result of any party's failure thereunder to consent to a transfer or assignment thereof or in connection with the provision of the benefits thereof as provided in Section 6.7.

4.4    Consents and Approvals. Except as set forth on Schedule 4.4 and other than in connection with or in compliance with the provisions of the HSR Act, (i) no notice to, declaration, filing or registration with, or authorization, clearance, consent or approval of, or permit from, any Governmental Authority or any other Person, and (ii) no consent to the assignment of any Contract set forth in Schedule 4.8(a) or any other material Contract (excluding those Contracts set forth on Schedule 1.1C) from any Person, is, in each case, required to be made or obtained by Seller in connection with the execution, delivery and performance of this Agreement and the Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby.

4.5    Absence of Certain Changes or Events. Except as set forth in Schedule 4.5, since the Statement Date, there has not been any Material Adverse Change or occurrence which is reasonably likely to have a Material Adverse Effect. Without limiting the generality of the foregoing, except as set forth on Schedule 4.5, since the Statement Date, Seller and Seller Affiliates have conducted the Business in the ordinary course and, there has not been any:

(a)    sale, assignment, or other transfer of material assets used in the conduct of the Business, that would have been Purchased Assets had they not been sold, assigned or transferred, other than sales, assignments or other transfers of Inventory or obsolete equipment in the ordinary course of business;

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(b)    execution, amendment, cancellation or termination of any Contract, or Permit that is material to the Business, except in the ordinary course of business;

(c)    execution of any lease by Seller or any Seller Affiliate exclusively with respect to the Business involving annual payments in excess of $50,000, except for renewals or extensions of existing leases in the ordinary course of business;

(d)    failure to repay when due any material obligation of Seller or any Seller Affiliate with respect to the Business, except in the ordinary course of business;

(e)    change in any material accounting method or practice of Seller, or any material increase or material change in any assumptions underlying or methods of calculating any bad debt, contingency, tax or other reserves, in each case with respect to the Business,

(f)    liabilities or obligations of the Business incurred by Seller individually involving $250,000 or more, except in the ordinary course;

(g)    material increase, outside the ordinary course of business, in the aggregate wages, salaries and bonuses payable to the Employees, or the adoption or amendment of employee benefit plans in a manner that materially increases the aggregate employee benefit expense of the Business;

(h)    material litigation, action or proceeding relating to the Business or the Purchased Assets instituted by Seller or any Seller Affiliate;

(i)     change in any material respect in the methods, timing or practices of payment of Accounts Payable;

(j)    single capital expenditure or commitment in excess of $100,000 or aggregate capital expenditures and commitments in excess of $250,000, except as set forth in the capital expenditures budget of the Business which has been provided to Buyer;

(k)   creation, assumption or sufferance of creation of any Encumbrance on any Purchased Assets, except for Permitted Encumbrances;

(l)    termination or diminishment of, increase in or material change to the trade promotion programs of the Business, taken as a whole; or

(m)  agreement by Seller or any Seller Affiliate to do any of the foregoing.

4.6    Fixtures and Equipment. Schedule 4.6 includes all material assets comprising the Fixtures and Equipment as of the Statement Date (other than any spare parts) with an individual original purchase price in excess of $50,000. Seller or Seller's Affiliates have good title to the personal property included in the Fixtures and Equipment free of any Encumbrances, other than Permitted Encumbrances, except for any such Fixtures and Equipment which have been disposed of in the ordinary course of business. Except as set forth on Schedule 4.6, the Fixtures and Equipment, in the aggregate, are in all material respects in good and usable operating condition, ordinary wear and tear excepted, are suitable for the purposes for which they are currently being

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used in the Business, and have been maintained in accordance with Seller's maintenance practices.

4.7    Real Property.

(a)    Real Estate. Except for the Stoughton Facility, there is no other real estate owned by Seller or Seller Affiliates and used primarily in the Business. Except for the Permitted Encumbrances, Seller or Seller Affiliates have good and valid fee simple title to, and are in actual, exclusive possession of, the Stoughton Facility. The Stoughton Facility is free and clear of all Encumbrances, except for Permitted Encumbrances. No portion of the Stoughton Facility is subject to a special ad valorem tax valuation or rate that will be lost as a result of the transfer to Buyer pursuant to this Agreement and the Ancillary Agreements. The Stoughton Facility is adequately serviced by appropriate utilities necessary for the conduct of the Business. Seller or Seller Affiliates have not received notice from any Governmental Authority that (i) the assessed value of the Stoughton Facility has been determined to be greater than that upon which county, township or school Tax was paid for the 2002 Tax year applicable to such Tax, except to the extent that the same has resulted from improvements made thereto, (ii) any condemnation is threatened or pending, or (iii) there is any material violation of any Regulations applicable to the Stoughton Facility. An accurate and complete copy (including copies of all documents related to the exceptions listed therein) of the Commitment for Title Insurance, dated February 3, 2003 (the "Title Commitment"), prepared by the Title Company for the Stoughton Facility has been previously provided to Buyer. An accurate and complete copy of the ALTA survey, dated April 8, 2003 (the "Survey"), prepared by Bock & Clark with respect to the Stoughton Facility has previously been delivered to Buyer. Other than as may be disclosed in the foregoing Title Commitment and Survey, to Seller's Knowledge, (i) there is no threatened condemnation or other form of eminent domain proceeding against all or any portion of any of the Stoughton Facility and (ii) the Stoughton Facility is not subject to any commitment, right of first refusal or other arrangement for the sale, transfer or lease thereof to any third party.

(b)    Leases. Schedule 4.7(b) sets forth a list of all real property leased or subleased by Seller exclusively in connection with the Business (the "Leased Real Property"). Seller has delivered to Buyer correct and complete copies of the leases and subleases listed on Schedule 4.7(b) (the "Real Property Leases").

4.8    Agreements and Commitments.

(a)    Agreements. Schedule 4.8(a) sets forth the following Contracts (other than (i) those Contracts which are terminable on less than 90 days notice by Seller, (ii) customer contracts for the sale of Products entered into in the ordinary course of business and (iii) purchase orders issued in the ordinary course of business):

(i)    any Contract for the lease of personal property to or from any Person providing for lease payments in excess of $25,000 per annum;

(ii)   any Contract for the purchase or sale of supplies, products, or other personal property, or for the furnishing or receipt of services, the performance of which will extend over a period of more than one year, or involve consideration in excess of $100,000;

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(iii)    any Contract concerning a franchising, partnership, joint venture or similar agreement, or which deals with the provision of goods or services on behalf of the Business on a co-packing basis;

(iv)    any material agreement concerning confidentiality or any agreement restricting the ability of the Business to compete in any market or in any product line;

(v)    any collective bargaining agreement;

(vi)   any Contract with sales representatives, brokers or distributors;

(vii)  any Contract for (A) the employment of any Employee on a full-time, part-time, consulting, or other basis (other than contracts for employment on an at-will basis) or (B) the engagement of an independent contractor to render services to the Business, which provides annual compensation in excess of $50,000 or which provides material severance or change-in-control benefits to Employees;

(viii)  any Contract or instrument that relates to indebtedness for money borrowed or that is a guarantee or indemnity in respect of indebtedness of any Person or creates any Encumbrance on the Business or any Purchased Asset, or any arrangement intended to secure indebtedness of any Person and creating an Encumbrance on the Business or any Purchased Asset;

(ix)   any Contract that would limit the freedom of the Business to engage in any line of business or to compete with any Person;

(x)    any material agreement providing for the license of intellectual property rights, excluding any Excluded Contracts, any copack agreements set forth in Seller's Disclosure Schedule, or contracts related to the Excluded Assets or any intercompany contracts; and

(xi)    any other Contract the performance of which involves consideration in excess of $100,000.

(b)    Absence of Defaults; Validity of Contracts. Each Contract required to be set forth on Schedule 4.8(a) and each Real Property Lease is legal, valid and subsisting and is in full force and effect in accordance with its terms, except as limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to creditor's rights generally or by equitable principles (whether considered in an action at law or in equity). Seller is not (and, to Seller's Knowledge, no other party thereto is) in material breach or violation of, or material default under the Real Property Leases or any of the Contracts required to be set forth on Schedule 4.8(a), and, except as set forth on Schedule 4.8(b) or Schedule 4.4, no such Real Property Lease or Contract will be terminated in accordance with its terms solely as a result of the Closing of the transactions contemplated hereby.

4.9    Financial Statements. Schedule 4.9 sets forth (a) an unaudited product contribution statement for the Business for the years ended December 31, 2001, December 31, 2002, and for the six months ended June 30, 2003, and (b) the unaudited statement of certain

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assets and liabilities of the Business as of December 31, 2001, December 31, 2002 and June 30, 2003 (collectively, the "Financial Statements"). Except as set forth in the accounting policies described and set forth in Schedule 4.9, the line items set forth in the Financial Statements have been prepared in accordance with Seller's accounting policies and procedures consistently applied throughout the periods covered thereby, and fairly present in all material respects, the information purported to be presented therein at the dates and for the periods indicated therein.

4.10    Litigation. Schedule 4.10 sets forth each Action (other than routine grievance procedures or routine, uncontested claims for benefits under any benefit plans) pending or, to Seller's Knowledge, threatened against Seller or Seller's Affiliates which (a) relates to the Business and (b)(i) could, individually or in the aggregate,  reasonably be expected to involve potential liability to Seller in excess of $50,000, which liability is uninsured or subject to deductibles or retention levels in excess of $50,000 or (ii) could, individually or in the aggregate, have a Material Adverse Effect. Schedule 4.10, sets forth each unsatisfied judgment or outstanding Court Order, consent, settlement, or award against any of the Purchased Assets or against Seller or any Seller Affiliate with respect to the Business.

4.11    Labor Matters. Except as set forth on Schedule 4.11(a), Seller is not a party to any labor agreement with respect to the Employees with any labor organization, union, group or association and no labor organization has been certified or recognized (or required to be recognized) as the collective bargaining representative of any of the Employees. There is no labor strike or labor disturbance pending (nor has there occurred during the past two (2) years any strike or work stoppage) or, to Seller's Knowledge, threatened against Seller in connection with the Business, nor is Seller experiencing a work stoppage or other material labor difficulty with respect to the Employees. Seller is in material compliance with respect to the Employees with all applicable laws respecting employment practices, terms and conditions of employment and wages and hours. Except as set forth on Schedule 4.11(b), to Seller's Knowledge, there is no unfair labor practice charge or complaint against Seller pending before the National Labor Relations Board or any other Governmental Authority with respect to the Employees, and there are no pending or unresolved material grievances under any collective bargaining agreement. Since January 1, 2002, Seller has not effectuated a "plant closing" or "mass layoff" under the Worker Adjustment Retraining Notification Act ("WARN Act") with respect to the Business; nor since January 1, 2002, has Seller effectuated any plant closings or layoffs so as to trigger liability under any state or local law similar to the WARN Act.

4.12    Liabilities. Except for Excluded Liabilities and Liabilities assumed by Buyer pursuant to this Agreement, including Sections 2.5, 2.10 and Article IX, Seller has no material Liabilities due or to become due relating to the Business, except (a) Liabilities which are set forth or reserved for in the Financial Statements, which have not been paid or discharged since the Statement Date, (b) Liabilities arising in the ordinary course of business under Contracts and other business arrangements described in Schedules 1.1C and 4.8(a) or under the Real Property Leases or the Equipment Leases (other than as a result of any breach of contract or warranty, tort or infringement), and (d) Liabilities that are not required to be disclosed because they will not be assumed by Buyer under this Agreement, and (e) Liabilities relating to this Agreement and the transactions contemplated hereby which are not being assumed by Buyer.

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4.13    Licenses and Permits; Compliance. Except as set forth on Schedule 4.13(a), Seller or Seller Affiliate is in possession of, and is a valid licensee under all material Permits. Except as set forth on Schedule 4.13(b), Seller has not received any written notice to the effect that, or, to Seller's Knowledge, otherwise been advised that, it is in violation of (i) any such Permits or (ii) any Regulations or Court Orders with respect to the Business, in each case which violation has not been corrected as of the date hereof and would have a Material Adverse Effect.

4.14    No Brokers. Neither Seller nor any of its respective officers, directors, employees, shareholders or Affiliates has employed or made any agreement with any broker, finder or similar agent or any other Person which will result in any obligation of Buyer or any of its Affiliates to pay any finder's fee, brokerage fee or commission or similar payment in connection with the transactions contemplated hereby.

4.15    No Other Agreements to Sell the Purchased Assets. Neither Seller nor any of its officers, directors, shareholders or Affiliates have any commitment or legal obligation, absolute or contingent, to any other Person other than Buyer to sell, assign, transfer or effect a sale of any of the Purchased Assets (other than Inventory in the ordinary course of business), to effect any consolidation, liquidation or dissolution of Seller (or any Seller Affiliate which holds any of the Purchased Assets), or to enter into any agreement or cause the entering into of any agreement with respect to any of the foregoing.

4.16    Employee Benefit Plans.

(a)    Disclosure; Delivery of Copies of Relevant Documents and Other Information. Schedule 4.16(a) contains a complete list of material Seller Employee Plans. True and complete copies of each Seller Employee Plan listed on Schedule 4.16(a) and summary plan descriptions thereof, have been delivered, or made available, to Buyer by Seller.

(b)    Employee Plans. To Seller's Knowledge, each Seller Employee Plan has been maintained, operated and administered in material compliance in all respects with its terms and the applicable provisions of ERISA and the Code.

(c)     Pension Plans. Except as set forth on Schedule 4.16(c):

(i)    No "accumulated funding deficiency" (for which an excise tax is due or would be due in the absence of a waiver) as defined in Section 412 of the Code or as defined in Section 302(a)(2) of ERISA, whichever may apply, exists with respect to any ERISA Affiliate Pension Plan, whether or not waived.

(ii)    Seller is not required to provide security to any ERISA Affiliate Pension Plan under Section 401(a)(29) of the Code.

(iii)    To Seller's Knowledge, each Seller Pension Plan meets the qualification requirements of Section 401(a) of the Code and all related trusts are exempt from taxation under Section 501(a) of the Code, except that no representation is made as to the satisfaction of any such qualification requirement with respect to which the remedial amendment period set forth in Section 401(b) of the Internal Revenue Code, and any regulations, rulings or other guidance, thereunder, has not expired.

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(iv)    Seller has paid all premiums (and interest charges and penalties for late payment, if applicable) due the PBGC with respect to each ERISA Affiliate Pension Plan for each plan year thereof for which such premiums are required. Within the past six (6) years, no proceeding has been commenced by the PBGC to terminate any ERISA Affiliate Pension Plan.

(d)    Multiemployer Plans. Except as set forth on Schedule 4.16(d):

(i)    Seller has not withdrawn from any ERISA Affiliate Multiemployer Plan in a "complete withdrawal" or a "partial withdrawal" as defined in Sections 4203 and 4205 of ERISA, respectively, so as to result in a Liability, of Seller which has not been fully paid, except with respect to any such withdrawal where Seller and a third Person have agreed to comply with the provisions of Section 4204 of ERISA.

(ii)    To Seller's Knowledge, with respect to each ERISA Affiliate Multiemployer Plan: (1) no such ERISA Affiliate Multiemployer Plan has been terminated or has been in reorganization under ERISA so as to result, directly or indirectly, in any material Liability of Seller under Title IV of ERISA; (2) no proceeding has been initiated by any Person (including the PBGC) to terminate any ERISA Affiliate Multiemployer Plan.

4.17    Compliance With Environmental Laws. Except as set forth in Schedule 4.17, to Seller's Knowledge:

(a)    the Stoughton Facility and the Business are, and during the three (3) years prior to the Closing Date have been, owned and operated by Seller or a Seller Affiliate in material compliance with applicable Environmental Laws and/or any Environmental Permits required pursuant to or in accordance with any Environmental Laws, currently in effect with respect to the Business;

(b)    neither Seller nor any Seller Affiliate has received any written notice from any Governmental Authority or other Person alleging that the Stoughton Facility or the Business are currently in violation of any applicable Environmental Laws or Environmental Permits, which violation has not been resolved;

(c)    there are not and have not been any "underground storage tanks," as defined by Section 9001 of the SWDA, 42 U.S.C. Section 6991 as enacted as of the date hereof (without regard to the exceptions to the definition of "underground storage tank" at 42 U.S.C. Section 6991 (A)-(I)), at the Stoughton Facility, and Seller has neither installed nor used any "underground storage tanks" for the storage of Hazardous Materials at the Stoughton Facility;

(d)    there is no outstanding civil, criminal or administrative suit, hearing or proceeding threatened or pending relating to the Stoughton Facility or the operation of the Business pursuant to any Environmental Laws;

(e)    neither Seller nor any Seller Affiliate has received any written notice of any alleged Liability pursuant to any Environmental Laws for any "removal" or "remedial action" as defined in Sections 101(23) and 101(24) of CERCLA, 42 U.S.C. Sections 9601(23) and 9601(24) as enacted as of the date hereof, arising from the disposal or transportation of

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Hazardous Materials at or from the Stoughton Facility or the past or present operation of the Business, including to or at any off-site location or facility;

(f)    there is not now occurring, and has not occurred in the past, any material Release of Hazardous Materials at or from the Stoughton Facility, or in connection with the Business, that requires reporting, investigation or Remedial Action under applicable Environmental Laws;

(g)    there are no polychlorinated biphenyls in any article, container or equipment and no friable asbestos-containing materials at the Stoughton Facility, the condition of which could reasonably be expected to pose a material risk to the health and safety of any employees, agents, invitees or other individuals at the Stoughton Facility;

(h)    there are no liens held by any governmental or regulatory authority pursuant to Section 107(l) of CERCLA, 42 U.S.C. Section 9607(1), or any analogous Environmental Laws with respect to the Stoughton Facility and there are no restrictions on the use or requirements for notices in any deed or instrument of conveyance under Environmental Laws with respect to the Stoughton Facility; and

(i)    Seller has provided Buyer with access to or copies of all material, non-privileged environmental inspection reports, investigations, studies or tests conducted by or on behalf of the Seller or Seller Affiliates, their respective predecessors or the Business, in Seller's or Seller Affiliate's possession or control ("Environmental Reports"), except for such Environmental Reports that do not identify material environmental Liabilities at the Stoughton Facility.

4.18    Inventory. Except as set forth in Schedule 4.18, the Inventory (a) is of merchantable quality and is usable and saleable in the ordinary course of the Business except to the extent that the transactions contemplated by this Agreement make any of the packaging materials obsolete under the Transition Trademark License, (b) may be shipped in interstate commerce in accordance with all applicable material Regulations, including the Federal, Food, Drug and Cosmetic Act, as amended and (c) with respect to packaging Inventory, complies with all applicable federal and state labeling requirements. The distribution centers where Inventory is generally located (outside of Stoughton and the Leased Real Property) are set forth on Schedule 4.18.

4.19    Customers and Suppliers. Except as set forth on Schedule 4.19, since the Statement Date through the date hereof, no material and adverse change has occurred in the relationship between Seller or Seller Affiliates and customer and suppliers of the Business, taken as a whole, in each case, as it relates to the Business. Since the Statement Date through the date hereof, except as set forth on Schedule 4.19, neither Seller nor any Seller Affiliate has received any written notice that a material supplier of the Business will not sell a material amount of raw materials, supplies, merchandise or other goods to, or that any material customer of any Business will not purchase a material amount of products from, Seller or any Seller Affiliate on terms and conditions similar to those used in current sales to and purchases from the Business.

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4.20    Assets Necessary to Conduct Business. Except as set forth on Schedule 4.20 and except for (i) Excluded Assets of Seller and its Affiliates that will be retained by Seller and its Affiliates and available to perform services under the Transition Services Agreement, and (ii) such other assets of Seller and its Affiliates as are deployed to provide corporate services on behalf of the Business, the Purchased Assets and the Transferred Intellectual Property (as such term is defined in the Intellectual Property Purchase Agreement) comprise all of the assets necessary to operate the Business in all material respects as it is presently being conducted. The Fixtures and Equipment and the Leased Equipment include all of the manufacturing assets which are used by Seller and its Affiliates to manufacture Products, other than manufacturing assets owned or operated by an Affiliate of Seller in Mexico which are deployed to manufacture refried beans on behalf of Seller and other than manufacturing assets used by co-packers of Products.

4.21    Affiliate Transactions. Except as set forth on Schedule 4.21, and other than pursuant to employment arrangements that are arms-length or in the ordinary course consistent with past practice, no officer, director or employee, is party to any Contract with the Business, and none of such Persons has been involved in any business arrangement or relationship with the Business within the past 12 months which is not in the ordinary course. No Affiliate of Seller has any supply relationship with Seller for finished goods constituting Products, or raw materials or packaging materials used to manufacture Products, except for such arrangements that will be continued on an interim basis pursuant to the Transition Services Agreement.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer hereby represents and warrants to Seller, as of the date hereof and as of the Closing Date, and except as otherwise set forth on the Buyer's Disclosure Schedule, as follows:

5.1    Organization of Buyer. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the state of its incorporation with full corporate power and authority to own and lease its properties and conduct its business as it is presently being conducted. Buyer is duly authorized, qualified or licensed to do business as a foreign corporation and is in good standing, in each of the jurisdictions in which its right, title and interest in or to any of the assets held by it, or the conduct of its business, requires such authorization, qualification or licensing, except where failure to be so authorized, qualified, or licensed would not, individually or in the aggregate, have a material adverse effect on the financial condition of Buyer or its ability to consummate the transactions contemplated hereby.

5.2    Authorization. Buyer has all requisite corporate power and authority, and has taken all corporate action necessary, to execute and deliver this Agreement and the Ancillary Agreements to which it is a party, to consummate the transactions contemplated hereby and thereby and to perform its obligations hereunder and thereunder. No other corporate proceedings on the part of Buyer are necessary to authorize this Agreement and the Ancillary Agreements and the transactions contemplated hereby and thereby. Each of this Agreement and the Ancillary Agreements to which Buyer is a party has been (or, when duly executed and delivered, will have been) duly executed and delivered by Buyer and constitutes (or, when executed and delivered, will constitute) a legal, valid and binding obligation of Buyer, enforceable against Buyer in

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 accordance with its terms, except as limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to creditor's rights generally or by equitable principles (whether considered in an action at law or in equity).

5.3    No Conflict or Violation. Neither the execution, delivery or performance of this Agreement or the Ancillary Agreements by Buyer, nor the consummation of the transactions contemplated hereby or thereby by Buyer, will (a) violate or conflict with any provision of the Certificate of Incorporation or Bylaws of Buyer (b) result in or constitute a breach of, or a default under, any terms or provision of any agreement, instrument, obligation, permit or license to which Buyer is a party or by which its assets are bound or (c) violate any Regulation or Court Order, other than , in the case of each of clause (a), (b) and (c), such violations, conflicts, breaches or defaults which would not have a material adverse effect on the financial condition of Buyer or its ability to consummate the transactions contemplated hereby or thereby.

5.4    Consents and Approvals. Except as set forth on Schedule 5.4 and other than in connection with or in compliance with the provisions of the HSR Act, no notice to, declaration, filing or registration with, or authorization, clearance, consent or approval of, or permit from, any Governmental Authority or any other Person, is required to be made or obtained by Buyer in connection with the execution, delivery and performance of this Agreement and the Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby.

5.5    Financing. Buyer has previously delivered to Seller a true, correct and complete copy of the commitment letter (the "Commitment Letter") for financing of the Preliminary Purchase Price and the payment of the costs and expenses of Buyer in consummating the transactions contemplated by this Agreement (the "Financing") from Lehman Brothers Inc. and Lehman Commercial Paper Inc. The Commitment Letter has been duly executed and delivered by Buyer and is valid, binding, and in full force and effect, and Buyer has paid all fees and expenses required thereby or in connection therewith to the extent required to be paid on the date hereof.

5.6    No Brokers. Neither Buyer nor any of its officers, directors, employees, shareholders or Affiliates has employed or made any agreement with any broker, finder or similar agent or any other Person or firm which will result in any obligation of Seller or any of its Affiliates to pay any finder's fee, brokerage fees or commission or similar payment in connection with the transactions contemplated hereby.

ARTICLE VI

COVENANTS OF SELLER AND BUYER

Seller and Buyer each covenant with the other as follows:

6.1    Registrations, Filings and Consents; HSR Matters.

(a)    Subject to the terms of this Agreement, each of the parties hereto agrees to use commercially reasonable best efforts to take, or cause to be taken, all action, and to do or cause to be done, and to assist and cooperate with the other party hereto in doing, both before and after the Closing, all things reasonably necessary, proper or advisable to consummate and

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make effective, the transactions contemplated by this Agreement, including (i) the obtaining of all necessary waivers, consents and approvals from Governmental Authorities, and the making of all necessary registrations and filings with, and the taking of all reasonable steps as may be necessary to obtain any approval or waiver, consents or approvals from, or to avoid any action or proceeding by, any Governmental Authority, (ii) the obtaining of all necessary waivers, consents or approvals from any Persons other than Governmental Authorities and (iii) to transfer any Leased Equipment included within the Purchased Assets. Notwithstanding the foregoing, the parties agree that the obtaining of such waivers, consents and approvals and the making of all such registrations and filings and the taking of such other steps (including waivers, consents or approvals that may be required under any Contract or Permit) shall not be a condition to any party's obligation to consummate the transactions contemplated by this Agreement, except for such HSR Act clearance as is required to be obtained as set forth in Section 7.3 and Section 8.3.

(b)    In furtherance and not in limitation of Section 6.1(a), each party shall promptly supply any additional information and documentary material that may be requested pursuant to the HSR Act and cooperate fully in connection with any filing under applicable antitrust laws and in connection with resolving any related investigation or other inquiry concerning the transactions contemplated by this Agreement. The parties shall, promptly after the date of this Agreement, prepare and file the notifications required under the HSR Act (within five (5) days (provided that if such fifth (5th) calendar day is not a business day then on the next succeeding business day) following the date of this Agreement). The parties shall respond as promptly as practicable to (i) any reasonable inquiries or requests received from the Federal Trade Commission or the Department of Justice for additional information or documentation and (ii) any reasonable inquiries or requests received from any state attorney general, foreign antitrust authority or other Governmental Authority in connection with antitrust or related matters. Each party shall (i) give the other party prompt notice of the commencement or threat of commencement of any legal proceeding by or before any court or other Governmental Authority with respect to any of the other transactions contemplated hereby, (ii) keep the other party informed as to the status of any such legal proceeding or threat, (iii) promptly inform the other party of any communication to or from the Federal Trade Commission, the Department of Justice or any other Governmental Authority regarding the transactions contemplated by this Agreement and (iv) consult with the other party regarding the appropriate response to any such communication.

6.2    Notification of Certain Matters. From the date hereof through the Closing, Seller shall give prompt notice to Buyer of, and Buyer shall give prompt notice to Seller of (a) the occurrence, or failure to occur, of any event which occurrence or failure would be likely to cause any representation or warranty contained in this Agreement, or in any exhibit or schedule hereto, to be untrue or inaccurate in any material respect and (b) any material failure of Seller, on the one hand, and Buyer on the other, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it under this Agreement or any exhibit or schedule hereto, and each party shall use all commercially reasonable efforts to remedy the same.

6.3    Access to Information. Prior to the Closing Date, Seller shall cooperate with Buyer and provide Buyer (and any Person providing Financing in connection with the transactions contemplated hereby) and their respective Representatives with reasonable access to the Stoughton Facility and the Leased Real Property and the employees of Seller, including

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employees handling sales, distribution, warehousing and other functions of the Business, and will permit such Persons and their respective Representatives to make such inspections and conduct such interviews and inquiries as they may reasonably require in connection with their review of the Business. Such Persons shall conduct all such inspections, and other information gathering activities described above only (a) at their sole cost and expense, (b) during regular business hours after reasonable advance notice, (c) in a manner to maintain appropriate confidentiality regarding the Business, and (d) in a manner which will not unduly interfere with the operation of the Business. Prior to the Closing, Seller shall also make available to Buyer information on the Employees, including their name, job title, social security number and current salary or hourly rate of compensation. Any and all such information gathered by Buyer as a result of, or in connection with, such information gathering shall be kept strictly confidential and shall not be revealed to, or discussed with, any Person other than the authorized Representatives of Buyer who agree to comply with the Confidentiality Agreement and the provisions of this Section 6.3. In the event the transactions contemplated hereby are not consummated, such information shall be returned to Seller or destroyed in accordance with this Agreement and the Confidentiality Agreement. Buyer shall indemnify Seller and hold it harmless from and against any and all damages to any person or the property of Seller or any Seller Affiliate arising out of or resulting from such access .

6.4    Conduct of Business. From the date hereof through the Closing, Seller shall, except as specifically contemplated by this Agreement, or as consented to by Buyer in writing, operate the Business in a manner consistent with its ordinary course, use all reasonable efforts to preserve its properties, business and relationships with suppliers and customers of the Business, and will not take any action inconsistent with this Agreement or with the consummation of the Closing. Without limiting the generality of the foregoing, Seller shall not, except as specifically contemplated by this Agreement or as consented to by Buyer in writing:

(a)    sell, assign, transfer, convey, lease, mortgage, pledge or otherwise dispose of or encumber any of the Purchased Assets, or any interests therein, except in the ordinary course of business;

(b)    enter into, extend, materially modify, terminate or renew any Contract, except in the ordinary course of business;

(c)    delay payment of any Account Payable or fail to pay any Account Payable for a period that is materially longer than Seller's historical payment period for accounts payable that are similar in amount and nature as such Account Payable;

(d)    diminish, increase or terminate promotional programs which in the aggregate are material to the Business, except in the ordinary course of business; or

(e)    enter into any agreement, or otherwise become obligated, to do any action prohibited hereunder.

6.5    Updated Disclosure Schedules. From the date hereof through the Closing Date, Seller and Buyer shall update those portions of the Disclosure Schedules relating to the representations and warranties contained in Article IV and Article V, respectively, in each case

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to reflect changes thereto through the Closing Date or otherwise to reflect any inaccuracies therein. In addition, from the date hereof through the Closing Date, Seller shall update those portions of the schedules to the Intellectual Property Purchase Agreement relating to the representations and warranties contained in Article III therein to reflect changes thereto through the Closing Date or otherwise to reflect any inaccuracies therein. Seller or Buyer shall deliver any updated Disclosure Schedules or schedules to the Intellectual Property Purchase Agreement to the other on or prior to the Closing Date. The updating of the Disclosure Schedules in accordance with this Section 6.5 shall not limit Buyer's rights under Article X with respect to any breach of, or inaccuracy in, any prior Disclosure Schedule delivered pursuant hereto and, for the avoidance of doubt, such rights, shall be determined based on Seller's Disclosure Schedule as it exists on the date hereof.

6.6    Title Policies. Seller and Buyer shall cooperate with each other, in such manner as may be necessary, including entry into such escrow or other arrangements as shall be customary in each locality in which the Stoughton Facility is located, to cause the Title Company to deliver to Buyer on the Closing Date, or to irrevocably commit to deliver to Buyer, an ALTA owners' policy of title insurance at standard rates insuring that Buyer, as of the Closing Date, will be vested with fee title to the Stoughton Facility (with the insured amount equal to the mutually-agreed upon value thereof) and containing exceptions only for Permitted Encumbrances (the "Title Policy"). Concurrently with the Closing, Buyer and Seller shall take such actions as may be necessary to cause the Title Company to issue the Title Policy.

6.7    Failure to Obtain Third Party Consents.

(a)    The parties hereto acknowledge that the consent, approval or permission of certain Governmental Authorities and other Persons may be required for the sale, transfer or assignment by Seller to Buyer of certain Contracts, Permits or other assets or the assumption by Buyer of certain Contracts (hereinafter referred to as the "Consents"). To the extent that any of the Contracts, Permits, or other assets are not saleable, transferable or assignable without the consent of a third party, neither this Agreement, the Ancillary Agreements nor any of the instruments or documents executed and delivered in connection herewith or therewith, shall constitute a sale, transfer or assignment thereof if such sale, transfer or assignment or attempted sale, transfer or assignment could constitute a breach, violation or default thereof or could result in the termination of or accelerate the performance required by or result in the right of termination or acceleration thereunder or could result in the creation of an Encumbrance on any such Contract, Permit or other asset. Buyer and Seller also agree that, although Seller and Buyer agree to cooperate with each other in attempting to obtain all Consents, any failure to obtain any Consent by either Seller or Buyer, as the case may be, for any reason whatsoever shall not constitute a breach of this Agreement by Seller or Buyer, as the case may be.

(b)    If one or more Consents are not obtained prior to or at Closing and the Closing is consummated, unless Seller and Buyer otherwise agree in writing, Seller agrees to use commercially reasonable efforts for a period of twelve (12) months after Closing to assist Buyer in obtaining any such Consent. In addition, during the period after the Closing, Seller shall use commercially reasonable efforts to allow Buyer, to the extent permitted by applicable Regulations and to the extent reasonably within the contractual or other ability or control of Seller, and provided Buyer reimburses Seller immediately for the costs and liabilities under such

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Contracts incurred by Seller, to enjoy the economic and other benefits of the subject matter of the Contract, Permit or other asset as if such Consent had been obtained. In furtherance of the foregoing, in the event that any necessary Consent to the assignment of any contract manufacturing agreement under which Products are ordered by Seller or Seller's Affiliates (collectively, the "Contract Manufacturing Agreements") is not obtained prior to the Closing Date or if Buyer is unable, prior to the Closing Date, to put in place substitute agreements with the supplier of Products under the Contract Manufacturing Agreement which are Excluded Contracts, on terms and conditions which are satisfactory to Buyer, Seller shall for a period of not less than six (6) months following the Closing Date (or such shorter period as Buyer shall specify) continue to place orders for Products on behalf of the Business on the terms and subject to the conditions of the Contract Manufacturing Agreements. Buyer shall pay Seller or any applicable Seller Affiliate for any amounts which are required to be paid by Seller or any Seller Affiliate in respect of Products purchased in accordance with the foregoing arrangements.

(c)    Once a Consent for the sale, transfer or assignment of a Contract, Permit or other asset retained at the Closing is obtained, Seller shall promptly convey, transfer and assign such Contract, Permit or other asset and Buyer shall assume such Contract, Permit or other asset and all related Liabilities pursuant to a special-purpose conveyance document, containing terms not materially different from the Ancillary Agreements. Buyer shall make such Transferred Employees available to Seller as are necessary or convenient to assist Seller in performing its obligations under Section 6.7(b).

6.8    Financing. (a)  Buyer shall use all reasonable best efforts to comply with all covenants and to satisfy all conditions to funding of the Financing described in the Commitment Letter to the extent within the control of Buyer or its Affiliates. Buyer shall notify Seller promptly if it has any reasonable basis for believing that the funding of the Financing described in the Commitment Letter will be materially delayed or will not occur as contemplated herein.

(b)    Seller shall cooperate reasonably, and shall cause its officers and employees to cooperate reasonably, in connection with Buyer's arrangements for the Financing, including (i) preparing and making available such financial information with respect to the Business as may be reasonably requested by Buyer (provided that, subject to Section 9.5, the foregoing shall not require Seller to prepare financial information not customarily generated or maintained by Seller or using account principles not customarily used by Seller) and (ii) making available representatives and employees of Seller and their accountants and attorneys, including for purposes of due diligence and marketing efforts related to the Financing. Buyer shall reimburse Seller for Seller's reasonable out of pocket expenses, which are reasonably documented, incurred to comply with this Section 6.8(b).

6.9    Exclusivity. Seller has been in negotiations with other parties concerning a possible sale of the Business and such other parties have obtained certain information relating thereto. Seller agrees to immediately terminate, and to cause its Affiliates and its and their respective Representatives to terminate, all existing negotiations or activities with any party other than Buyer, its Affiliates and their respective Representatives, and, from the date of this Agreement until the earlier of (a) the termination of this Agreement pursuant to Sections 11.1 or 11.2 and (b) the Closing, (i) agrees not to, and cause their respective Affiliates, and its and their respective Representatives not to, directly or indirectly, solicit, negotiate or enter into other

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substantive discussions with any party other than Buyer, its Affiliates and their respective Representatives relating to the sale of all or any part of any of the Business and (ii) agrees not to provide this Agreement or any financial or operating information relating to the Business to any party other than (A) Buyer, its Affiliates and their respective Representatives and (B) Seller's Affiliates and its and their respective Representatives. Buyer shall be entitled to pursue any and all remedies to which it may be entitled at law or in equity for violations of this Section 6.10. Seller agrees that Buyer will suffer irreparable damage in the event that any provision of this Section 6.9 is not performed in accordance with its terms or otherwise is breached. It is accordingly agreed that Buyer shall be entitled to the remedy of specific performance of the terms of this Section 6.9 and injunctive relief preventing any breach of the terms of this Section  6.9 by Seller.

6.10    Co-Packing Agreement. Seller shall use commercially reasonable efforts to cause Li Destri to renew the co-packing agreement by and between Li Destri and Seller on or prior to the Closing Date for a period of no less than two (2) years on substantially the same terms and conditions as are in effect on the date hereof. Seller hereby agrees to keep Buyer apprised of, and consult with Buyer from time to time regarding the status of the negotiations with Li Destri over the renewal of such agreement.

ARTICLE VII

CONDITIONS TO SELLER'S OBLIGATIONS

The obligations of Seller to consummate the transactions provided for hereby are subject to the satisfaction, on or prior to the Closing Date, of each of the following conditions, any of which may be waived by Seller in writing:

7.1    Representations, Warranties and Covenants. All representations and warranties of Buyer contained in this Agreement shall be true and correct in all material respects at and as of the date of this Agreement and at and as of the Closing Date, and Buyer shall have performed and satisfied in all material respects all agreements and covenants required hereby to be performed by it prior to or on the Closing Date.

7.2    No Actions or Court Orders. No Regulation shall be in effect and no Action by any Governmental Authority or Court Order shall have been instituted enjoining, prohibiting or seeking to enjoin, prohibit or otherwise prevent the transactions contemplated by this Agreement or the Transaction Documents.

7.3    HSR Act. The applicable waiting period, including any extension thereof, under the HSR Act shall have expired or been earlier terminated.

7.4    Certificates. Buyer shall have furnished Seller with such certificates of its officers and others to evidence compliance with the conditions set forth in Section 7.1 as may be reasonably requested by Seller.

7.5    Corporate Documents. Seller shall have received from Buyer copies of resolutions duly adopted by the board of directors of Buyer approving this Agreement and the

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Ancillary Agreements to which Buyer is a party and the transactions contemplated hereby and thereby, certified by Buyer's corporate secretary or assistant secretary.

7.6    Purchase Price. Buyer shall have paid or caused to have been paid (i) the Closing Date Cash Payment to Seller in accordance with Section 2.3 and Section 2.7, (ii) the IP Purchase Price (as defined in the Intellectual Property Purchase Agreement) to SPN and Nestec (or their respective designees) as contemplated by the Intellectual Property Purchase Agreement, and (iii) the Paid-Up Royalty (as defined in the Transition Trademark License) to SPN (or its designee) as contemplated by the Transition Trademark License.

7.7    Buyer's Deliveries. Buyer shall have executed and delivered each of the documents set forth in Section 3.2(b).

ARTICLE VIII

CONDITIONS TO BUYER'S OBLIGATIONS

The obligations of Buyer to consummate the transactions provided for hereby are subject to the satisfaction, on or prior to the Closing Date, of each of the following conditions, any of which may be waived by Buyer in writing:

8.1    Representations, Warranties and Covenants. All representations and warranties of Seller contained in this Agreement shall be true and correct at and as of the date of this Agreement and at and as of the Closing Date, other than breaches or inaccuracies thereof that would not, either individually or in the aggregate, have a Material Adverse Effect, and Seller shall have performed and satisfied in all material respects all agreements and covenants required to be performed by it prior to or on the Closing Date.

8.2    No Actions or Court Orders. No Regulation shall be in effect and no Action by any Governmental Authority or Court Order shall have been instituted enjoining, prohibiting or seeking to enjoin, prohibit or otherwise prevent the transactions contemplated by this Agreement or the Transaction Documents.

8.3    HSR Act. The applicable waiting period, including any extension thereof, under the HSR Act shall have expired or been earlier terminated (the "HSR Condition").

8.4    Certificates. Seller shall have furnished Buyer with such certificates of its officers and others to evidence compliance with the conditions set forth in Section 8.1 as may be reasonably requested by Buyer.

8.5    Corporate Documents. Buyer shall have received from Seller copies of resolutions duly adopted by the board of directors of Seller, approving this Agreement and the Ancillary Agreements to which it is a party and the transactions contemplated hereby and thereby, certified by Seller's corporate secretary or assistant secretary.

8.6    Material Adverse Change. No Material Adverse Change shall have occurred since the date hereof.

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8.7    Financing. The conditions to the Financing shall have been satisfied in their entirety and the proceeds of the Financing shall be available to Buyer or an Affiliate of Buyer on the terms of the Commitment Letter or on such other terms as shall have been agreed by Buyer (the "Financing Condition").

8.8    Seller's Deliveries. Seller shall have executed and delivered each of the documents set forth in Section 3.2(a).

ARTICLE IX

ACTIONS BY SELLER AND BUYER AFTER THE CLOSING

9.1    Tax Matters. Seller and Buyer shall (a) each provide the other with such assistance as may reasonably be requested by either of them in connection with the preparation of any Tax Return, making of any Tax election, audit, or other examination by any taxing authority or judicial or administrative proceedings relating to Liabilities for Taxes, (b) each retain and provide the other with any records or other information that may be relevant to such Tax Return, election audit or examination, proceeding or determination, and (c) each provide the other with any final determination of any such audit or examination, proceeding, or determination that affects any material amount required to be shown on any Tax Return of the other for any period. Without limiting the generality of the foregoing or of Section 9.4, Buyer and Seller shall each retain, until the applicable statutes of limitations (including any extensions of which a party holding the following has notice) have expired, copies of all Tax Returns, supporting work schedules, and other records or information that may be relevant to such returns for all Tax periods or portions thereof ending on or before the Closing Date and shall notify the other prior to destroying any such records; provided, however, that failure to provide such notification shall not constitute a basis for any liability or claim for damages by the other party hereto.

9.2    Employees.

(a)    Offers of Employment to Employees. Upon the terms contained herein, effective as of the Closing Date, Buyer shall offer to hire all Employees in substantially the same capacity in which they were employed by, or performing services for, Seller prior to the Closing Date, including all such Employees who are either actively at work, or on vacation, short-term disability, disability covered by workers compensation or approved leave. Such of the Employees who accept such offers of employment are referred to herein as the "Transferred Employees". In addition, with respect to any of the Transferred Employees who are not actively at work as of the Closing Date due to a short-term disability or a disability covered by workers compensation, Buyer shall allow such Transferred Employees to return to active work when released for return to work by their medical examiners. Following the Closing Date, Buyer shall continue to pay all Transferred Employees, for so long as they are employed by Buyer or a Buyer Affiliate, their base compensation at no less than the levels of base compensation currently paid to them by Seller, until such base compensation levels are changed by Buyer in the ordinary course of business, but in no event shall the levels of such base compensation be decreased prior

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to one year after the Closing Date (nor shall the employment of any Transferred Employees be terminated without cause prior to the date which is six months from the Closing Date.)

(b)    Collective Bargaining Agreement. Effective on the Closing Date, Buyer shall assume the Collective Bargaining Agreement.

9.3    Employee Plans.

(a)    Definitions. The following terms shall have the following meanings whenever used in this Section 9.3, or elsewhere in this Agreement:

(i)    "Collective Bargaining Agreement" shall mean the current agreement, dated April 1, 2001, between Seller and Teamsters Union Local No. 695 covering the terms of employment of certain of the Employees.

(ii)    "Covered Person" shall mean each Transferred Employee, and each dependent or qualified beneficiary of a Transferred Employee, who immediately prior to the Closing Date is covered under any Employee Plan in any capacity.

(iii)    "Covered Salaried Person" shall mean each Covered Person who is an Employee, or the dependent or qualified beneficiary of an Employee, excluding any Covered Union Person.

(iv)    "Covered Union Person" shall mean each Covered Person who is an Employee who is a member of the union covered by the Collective Bargaining Agreement (or any predecessor agreement), or any dependent or qualified beneficiary of such an Employee.

(v)    "Retirement Plans" shall mean the Nestlé Pension Plan (formerly known as the Nestlé USA Retirement Plan) and the Nestlé Hourly Retirement Plan, as in existence on the Closing Date or as they may be amended.

(vi)    "Savings Plans" shall mean the Nestlé 401(k) Savings Plan (formerly known as the Nestlé USA 401(k) Savings Plan) and the Nestlé USA, Inc. Hourly Retirement Savings Plan, as in existence on the Closing Date or as they may be amended.

(b)    Retirement Plans. Seller and/or its ERISA Affiliates shall retain the sponsorship of the Retirement Plans and Seller, its, ERISA Affiliates and/or the trust related to the Retirement Plans, as applicable, shall retain all the assets of and liabilities attributable to the Retirement Plans. As of the Closing Date, no further benefits shall accrue for any Transferred Employee under the Retirement Plans. The Closing Date shall be the date of cessation of participation of each Transferred Employee under the Retirement Plans. Distributions under the Retirement Plans shall be made in accordance with their terms, as they may be amended (which may require termination of employment with Buyer). Seller and/or its ERISA Affiliates shall vest any Transferred Employee who participates under the Retirement Plans upon completion of the transactions contemplated hereby. As soon as practical after the Closing, Seller shall make available to Buyer information on the accrued pension benefits of each Transferred Employee.

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(c)    Savings Plans. Except as otherwise provided herein, Seller and/or its ERISA Affiliates shall retain the sponsorship of the Savings Plan, and Seller, its ERISA Affiliates and/or the trust related to the Savings Plan, as applicable, shall retain all the assets of and liabilities attributable to the Savings Plan. Effective as of the Closing Date, contributions to the Savings Plan made by Seller on behalf of the Transferred Employees shall cease. The Closing Date shall be the date of cessation of participation of each Transferred Employee under the Savings Plans. Distributions under the Savings Plans shall be made in accordance with their terms, as they may be amended. Seller and/or its ERISA Affiliates shall vest any Transferred Employee who participates under the Savings Plans upon completion of the transactions contemplated by this Agreement. If Buyer and Seller agree, the vested account balances of the Transferred Employees under any Savings Plan may be transferred to a plan maintained by Buyer.

(d)    Welfare Plans and Benefit Arrangements.

(i)    Generally. The Closing Date shall be the date of termination of employment of each Transferred Employee under each Seller Welfare Plan and each Seller Benefit Arrangement and shall be the date of cessation of participation of each Covered Person under all Seller Welfare Plans and also under all Seller Benefit Arrangements with respect to which no contrary provisions are made in this Section 9.3. Except as set forth below, to the extent that any such Seller Welfare Plans and Seller Benefit Arrangements have incurred claims on or before the Closing Date which have not been paid by the Closing Date, such incurred but unpaid claims shall be paid after the Closing Date by Seller or its ERISA Affiliates. For purposes of this Section 9.3(d), a claim shall be deemed to be incurred: (a) in the case of a disability plan, upon the occurrence of the event giving rise to the disability claim; (b) in the case of a medical, prescription drug, dental or vision benefit plan, upon an individual's receipt of professional services, equipment or prescription drugs covered under such plan; (c) in the case of a life insurance plan, upon death; and (d) in the case of an accidental death and dismemberment plan, upon the date of the accident.

(ii)    Retiree Medical. Any Transferred Employee who as of the Closing Date satisfies the age, service and other eligibility requirements for retiree health coverage and retiree life insurance under any Seller Welfare Benefit Plan shall be provided by Seller and/or its ERISA Affiliates with an opportunity to elect to continue such retiree health coverage and retiree life insurance under such plan as of the Closing Date, provided that such Transferred Employee makes a timely election for such coverage or insurance not later thirty (30) days after the Closing Date. Such coverage and insurance shall be subject to all the terms and conditions of the relevant Seller Welfare Benefit Plans, including the rights of Seller and/or its ERISA Affiliates to amend or terminate such plans. The cost of providing such coverage shall be borne by Seller and/or its ERISA Affiliates. A Transferred Employee who so elects retiree health coverage and retiree life insurance from Seller shall not be required to elect or participate in any health coverage or life insurance plan provided by Buyer.

(iii)    Buyer's Plans. Immediately after the Closing Date, Buyer shall extend the opportunity for coverage under its health plan to all Covered Salaried Persons who were covered under a health plan of Seller immediately prior to the Closing Date. In addition, Buyer shall provide all such Transferred Employees with coverage under plans and benefit

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arrangements which are generally comparable to those which Buyer currently provides to its similarly situated employees. All such coverages will be under the same terms and conditions as generally apply to similarly situated employees of Buyer. In addition, immediately after the Closing Date, Buyer shall establish replacement programs for the Seller Welfare Benefit Plans and Benefit Arrangements in effect immediately prior to the Closing Date for the Covered Union Persons so that there is no interruption in their coverage, and such replacement programs shall fully comply with the terms of any applicable collective bargaining agreement. Buyer shall waive any "preexisting condition" exclusion or "actively at work" requirement which would cause any of the Covered Persons, or any existing medical condition of the Covered Persons, to be excluded from its health plans. Notwithstanding the foregoing provisions of this paragraph, with respect to health coverage for any Transferred Employee on short-term disability, disability covered by workers compensation or approved leave (and each other Covered Person related to such Transferred Employee), Buyer shall extend the opportunity for coverage under its health plan (and waive any "preexisting condition" exclusion or "activity at work" requirement applicable thereto) on or before the date such Transferred Employee is released for return to active work by his or her medical examiner or such leave otherwise ends.

Buyer shall recognize all prior service of the Transferred Employees that Seller recognized under its Welfare Benefit Plans, Pension Plans and Benefit Arrangements for the purposes of vesting and eligibility to participate (but not for purposes of benefit accrual or the determination of any benefit amount) under Buyer's Welfare Benefit Plans, Pension Plans and Benefit Arrangements for similar purposes. Buyer agrees to coordinate deductibles, maximum benefit restrictions and "out-of-pocket" maximums so that (A) Transferred Employees receive credit toward any deductibles under Buyer's Welfare Plans for deductibles paid under Seller's Welfare Plans during the coverage year in which the employment transfer occurs and (B) Transferred Employees receive credit for eligible claims incurred under Seller's Welfare Benefit Plans during the coverage year toward any "out-of-pocket" maximums under Buyer's Welfare Benefit Plans. As soon as reasonably practicable after the Closing Date, Seller shall prepare and deliver to Buyer the information needed for Buyer to comply with the preceding sentence, and shall otherwise cooperate with Buyer in making such determinations.

Seller shall be responsible to provide to any eligible Covered Person any health care continuation coverage required pursuant to Section 4980B of the Code under any Seller Welfare Plan. Buyer shall not provide any incentive or inducement to any Covered Person to choose to be covered by the health care continuation or retiree medical or life insurance provisions of Seller's Welfare Plans, including but not limited to payment of any Covered Person's premium for such health care continuation coverage or retiree medical or life insurance for any Covered Person who elects to receive such coverage from Seller's Welfare Plans, provided however, that Buyer may pay all or part of the premium for such health care continuation coverage with respect to any Transferred Employee who, as of Closing, is on short-term disability, disability covered by workers compensation or approved leave, and may pay such premium until the date such individual is released for return to active work by his or her medical examiner or such leave otherwise ends. Buyer shall recognize Transferred Employees' vacation time, sick leave and paid time off earned but unused prior to the Closing Date under Seller's relevant Welfare Plans and Benefit Arrangements. As soon as reasonably practicable after the Closing Date, Seller shall prepare and deliver to Buyer the information needed for Buyer to comply with the preceding sentence, and shall otherwise cooperate with Buyer in

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making such determinations. Buyer shall, until at least the six month anniversary of the Closing Date, continue to permit earned but unused vacation time, sick leave credits and paid time off to be utilized in the same manner as permitted immediately prior to the Closing Date.

(e)    Severance Benefits. Seller does not intend to treat the transactions contemplated by this Agreement, or any future steps which Buyer may take in connection with the Business, as constituting events entitling any of the Transferred Employees to severance under any arrangement of Seller. Buyer agrees not to dispute such treatment or assert that it should be otherwise. Any severance, termination or similar payments or obligations due to any Transferred Employee which relate to the termination of any Transferred Employee by Buyer on or after the Closing Date shall be the sole responsibility of Buyer. Any severance, termination or similar payment or obligations to any Employee or Former Employee who is not a Transferred Employee shall be the sole responsibility of Seller.

(f)    Workers' Compensation. Notwithstanding the provisions of Section 9.3(d), on and after the Closing Date (i) Seller shall be responsible for paying, or arranging for insurance (including appropriate self-insurance) to pay, all workers' compensation claims of Transferred Employees which have been incurred (i.e., with a date of loss) prior to the Closing Date, and (ii) Buyer shall be responsible for paying, or arranging for insurance (including appropriate self-insurance) to pay, all workers' compensation claims of Transferred Employees which are incurred (i.e., with a loss date) on or after the Closing Date.

9.4    Availability of Records. (a) After the Closing, Buyer shall make available to Seller and, as reasonably requested by Seller, to its agents and representatives, any taxing authority, or any other Governmental Authority, in each case, to the extent necessary for reasonable business purposes, and upon reasonable advance notice, all information, records and documents relating to the Business and the Transferred Employee for periods prior to Closing and shall preserve all such information, records and documents until six (6) years after the Closing Date. Buyer shall also make available to Seller (so long as the foregoing does not materially interrupt Buyer's business operations), as reasonably requested by Seller personnel responsible for preparing or maintaining information, records and documents, in connection with Tax matters, governmental contracts, litigation or potential litigation, including claims for workers' compensation, product liability, general insurance liability and automobile insurance liability. Prior to destroying any records related to Seller for the period prior to the Closing Date, Buyer shall notify Seller thirty (30) days in advance of any such proposed destruction of its intent to destroy such records, and Buyer will permit Seller to retain any such records; provided, however, that failure to provide such notification shall not constitute a basis for any liability or claim for damages. Out-of-pocket costs and expenses incurred by Buyer in connection with this Section 9.4(a) shall be reimbursed by Seller. With respect to any litigation and claims that are Excluded Liabilities, Buyer shall render all reasonable assistance that Seller may request in defending such litigation or claim and shall make available to Seller personnel most knowledgeable about the matter in question.

(b)    After the Closing, Seller shall make available to Buyer and, as reasonably requested by Buyer, to its agents and representatives, any taxing authority, or any other Governmental Authority, in each case to the extent necessary for reasonable business purposes, at Buyer's expense and upon reasonable request and notice, all information, records and

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documents relating to the Business in Seller's possession for periods prior to Closing, and shall preserve all such information, records and documents for six (6) years after the Closing Date. Prior to destroying any records related to the Business for the period prior to the Closing Date, Seller shall notify Buyer thirty (30) days in advance of any such proposed destruction of its intent to destroy such records, and Seller will permit Buyer to retain any such records; provided, however, that failure to provide such notification shall not constitute a basis for any liability or claim for damages. Out-of-pocket costs and expenses incurred by Seller in connection with this Section 9.4(b) shall be reimbursed by Buyer.

9.5    Financial Information Cooperation. From and after the date hereof, Seller shall cooperate with Buyer in the preparation, review and audit of financial statements and other financial information regarding the Business that is required to be included in the financial reports and other public disclosures of Guarantor pursuant to Regulations S-X and S-K promulgated under the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended, in connection with the transaction contemplated hereby. Such cooperation shall include the execution and delivery of a customary representation letter to the accounting firm responsible for reviewing and auditing such financial statements. The accounting firm responsible for the review and audit of such financial statements shall be selected by Buyer. All costs and expenses incurred in connection with the preparation, review and audit of such information shall be paid by Buyer.

ARTICLE X

SURVIVAL AND INDEMNIFICATION

10.1    Survival of Representations, Etc. The representations and warranties of Seller and Buyer contained in this Agreement shall survive the Closing Date but shall terminate twenty-four (24) months after the Closing Date except that (a) the representations and warranties in Sections 4.16 shall survive until the date which is sixty (60) days after the expiration of the statute of limitations applicable to such matters, (b) the representations and warranties set forth in Section 4.17 shall survive until the date which is thirty-six (36) months after the Closing Date, (c) the representations and warranties set forth in the second sentence of Section 4.7(a) shall survive until the date which is sixty (60) months after the Closing Date and (d) the representations and warranties in Sections 4.1, 4.2, 4.14, 5.1, 5.2 and 5.6 shall survive the Closing Date in perpetuity; provided, that the foregoing time limitations shall not apply to any claim for breach of representation or warranty which has been made in writing in accordance with the following sentence prior to the expiration of the applicable survival period. No claim may be made with respect to any alleged breach of a representation or warranty of Seller or Buyer contained in this Agreement, whether for indemnification in respect thereof or otherwise, unless written notice of such claim setting forth the alleged breach and resulting claimed damages in reasonable detail is given to Seller or Buyer, as applicable, within the time period specified in this Section 10.1. No right to indemnification in respect of any breach of representation or warranty shall be limited by reason of any investigation or audit conducted before or after the Closing or by the knowledge of any party of any breach of a representation or warranty by the other party either before or after the Closing.

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10.2    Indemnifications.

(a)    By Seller. Seller shall indemnify Buyer and its Affiliates and their respective Representatives, and hold each of them harmless from and against any and all Damages incurred by any of them in connection with, arising out of, or resulting from (i) any breach of any representation or warranty made by Seller in this Agreement; (ii) any failure by Seller to perform any agreement, covenant or obligation of Seller pursuant to this Agreement; (iii) Liabilities to the extent resulting from the operation of the Business by Seller or any Seller Affiliate prior to the Closing Date, other than the Assumed Liabilities, (iv) the Retained Environmental Liabilities and (v) the Excluded Liabilities; provided, however, in each case, that Damages shall not include, and Seller shall not be liable for, any Damages arising out of any condition which resulted in an adjustment reflected in the Final Purchase Price pursuant to Section 2.4.

(b)    By Buyer. Buyer shall indemnify Seller and its Affiliates and its and their respective Representatives, and hold each of them harmless from and against any and all Damages incurred by any of them in connection with, arising out of or resulting from (i) any breach or inaccuracy of any representation or warranty made by Buyer in this Agreement, (ii) any failure by Buyer to perform any agreement, covenant or obligation of Buyer pursuant to this Agreement, and (iii) the Assumed Liabilities, or (iv) any Liabilities resulting from Buyer's operation of the Business from or after the Closing.

10.3    Notice of Claims. If a claim for Damages (a "Claim") is proposed to be made by a party entitled to indemnification hereunder (the "Indemnified Party") against the party from whom indemnification is claimed (the "Indemnifying Party"), the Indemnified Party shall give written notice (a "Claim Notice") to the Indemnifying Party as soon as practicable after the Indemnified Party becomes aware of any fact, condition or event which may give rise to Damages for which indemnification may be sought under Section 10.2. If any Action is commenced against any party entitled to the benefit of indemnity hereunder, written notice thereof shall be given to the Indemnifying Party as promptly as practicable (and in any event within ten (10) business days after the service of the citation or summons). The failure of any Indemnified Party to give timely notice hereunder shall not affect rights to indemnification hereunder, except to the extent that the Indemnifying Party is materially prejudiced thereby. A Claim Notice shall describe in reasonable detail the nature of the Claim, including an estimate of the amount of Damages that have been or may be suffered or incurred by the Indemnified Party attributable to such Claim, and the basis of the Indemnified Party's request for indemnification under this Agreement.

10.4    Assumption of Defense of Third Party Claims. After receipt of a Claim Notice with respect to a claim, demand or action initiated by a Person which is not a party to this Agreement (a "Third Party Claim"), the Indemnifying Party shall be entitled, if it so elects, at its own cost, risk and expense, (i) to take control of the defense and investigation of such Third Party Claim and (ii) to employ and engage attorneys of its own choice to handle and defend the same. If the Indemnifying Party fails to assume the defense of such Third Party Claim within ten (10) business days after receipt of the Claim Notice, the Indemnified Party against which such Third Party Claim has been asserted will (upon delivering notice to such effect to the Indemnifying Party) have the right to undertake, at the Indemnifying Party's cost and expense,

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the defense, compromise or settlement of such Third Party Claim on behalf of and for the account and risk of the Indemnifying Party; provided, however, that such Third Party Claim shall not be compromised or settled without the written consent of the Indemnifying Party, which consent shall not be unreasonably withheld or delayed. The party that assumes the defense of the Claim, shall keep the other party reasonably informed of the progress of any such defense, compromise or settlement. Notwithstanding the foregoing, the Indemnified Party shall be entitled to conduct its own defense at the cost and expense of the Indemnifying Party if the Indemnified Party establishes that the conduct of its defense by the Indemnifying Party would reasonably be likely to prejudice materially the Indemnified Party due to a conflict of interest between the Indemnified Party and the Indemnifying Party or their legal counsel; and provided, further, that in any event the Indemnified Party may participate in such defense at its own expense.

10.5    Settlement of Third Party Claims. In the event that the Indemnified Party settles any Third Party Claim without the prior written consent of the Indemnifying Party, the Indemnifying Party shall have no further indemnification obligations under Section 10.2 with respect to such Third Party Claim; provided, however, that if the Indemnifying Party refuses to defend or otherwise handle such Third Party Claim and it is subsequently determined that the Indemnifying Party is or was obligated to defend or indemnify the Indemnified Party with respect to such Third Party Claim, then the Indemnifying Party shall remain obligated with respect to such settlement amount. If the Indemnifying Party controls the defense of any such Third Party Claim, the Indemnifying Party shall obtain the prior written consent of the Indemnified Party (which shall not be unreasonably withheld or delayed) before entering into any settlement of a Third Party Claim or ceasing to defend such Third Party Claim if, pursuant to or as a result of such settlement or cessation, injunctive or other equitable relief shall be imposed against the Indemnified Party or if such settlement or cessation does not expressly and unconditionally release the Indemnified Party from all liabilities and obligations with respect to such Third Party Claim, without prejudice. In the event that the Indemnifying Party proposes a settlement to any Third Party Claim with respect to which the Indemnifying Party is or was entitled to defend, which settlement is satisfactory to the party instituting such Third Party Claim, and the Indemnified Party withholds its consent to such settlement, and thereafter a final judgment is entered against the Indemnifying Party or Indemnified Party pursuant to which Damages exceed the amount of the proposed settlement, then in such case the Indemnifying Party shall have no obligation to indemnify the Indemnified Party under this Article X against and in respect of the amount by which the Damages resulting from such final judgment exceed the amount of the proposed settlement. Notwithstanding the foregoing, in the event of a breach or inaccuracy or alleged breach or inaccuracy in the representation of Seller contained in the second sentence of Section 4.7(a), prior to initiating any Action to recover Damages with respect thereto from Seller, Buyer shall fully exhaust all recourse or remedies available to it to collect Damages from the Title Company under the Title Policy, and the amount of any such recovery shall be applied to reduce any amount to which Buyer may be entitled to recover from Seller with respect to such breach or inaccuracy; provided that Buyer shall not be prevented from naming Seller as a defendant to protect Buyer's rights under applicable law.

10.6    Cooperation. In the event that any Action relating hereto or to the transactions contemplated by this Agreement is commenced, whether before or after the Closing, the parties hereto agree to cooperate and use reasonable efforts to vigorously defend against and respond

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thereto and make reasonably available to each other such personnel, witnesses, books, records, documents or other information within its control that are necessary or appropriate for such defense (except for trade secrets, documents subject to any confidentiality agreement, attorney-client privilege or other applicable privilege and such items which may not be made available pursuant to a Court Order).

10.7    Product and Warranty Liability. The provisions of this Article X shall cover, without limitation, all liabilities of any kind, nature or description relating, directly or indirectly, to product liability, litigation or claims against Buyer or Seller in connection with, arising out of, or relating to Products.

10.8    Limitations on Indemnity Payments.

(a)    Threshold. Seller shall not be liable to Buyer under Section 10.2(a)(i) and (iii), Section 5.2(a) of the Intellectual Property Purchase Agreement or in respect of any breach of any agreement, covenant or obligation set forth in Section 6.4 for any Damages, unless and until (i) the aggregate amount of all such Damages under this Agreement and the Intellectual Property Purchase Agreement, otherwise due Buyer exceeds an accumulated total of one percent (1%) of the Aggregate Consideration, and thereafter the total amount of all such Damages actually incurred (excluding the first one percent (1%) of the Aggregate Consideration) shall be indemnifiable as and to the extent herein provided.

(b)    Maximum Indemnity. Seller's aggregate liability under Sections 10.2(a)(i) and (iii), Section 7.2(a) of the Intellectual Property Purchase Agreement, and in respect of any breach of agreement, covenant or obligation set forth in Section 6.4, for all claims for Damages incurred by Buyer (and its Representatives and Affiliates) shall not in any event exceed an accumulated total of twenty percent (20%) of the Aggregate Consideration.

(c)    Net Damages. Notwithstanding anything contained herein to the contrary, the amount of any Damages incurred or suffered by an Indemnified Party shall be calculated after giving effect to (A) any proceeds, benefits or recoveries obtained by the Indemnified Party (or any of its Affiliates) from any other third party, including any proceeds from insurance policies covering the event or claim giving rise to the indemnification obligation and (B) the amount of any Tax Benefit to the Indemnified Party resulting from the event or claim giving rise to the indemnification obligation. If any such proceeds, benefits or recoveries are received by an Indemnified Party (or any of its Affiliates) with respect to any Damages after the Indemnified Party (or any Affiliate) has received the benefit of any indemnification hereunder with respect thereto, the Indemnified Party (or such Affiliate) shall pay to the Indemnifying Party the amount of such proceeds, benefits or recoveries, unless such benefits were taken into account in calculating such Damages (up to the amount of the Indemnifying Party's payment).

(d)    Payment Obligations Not Affected. Nothing in this Article X is intended to, or shall relieve, either Buyer or Seller of any liability to make any payment expressly required to be made by such party pursuant to this Agreement.

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(e)    Certain Exclusions. The limitations on indemnification obligations set forth in Sections 10.8(a) and (b) shall not apply to breaches of representations and warranties made in Sections 4.1, 4.2, 4.14, or the second sentence of Section 4.7(a).

(f)    Calculation. Solely for purposes of calculating the amount of Damages incurred arising out of or relating to any breach of a representation or warranty in this Agreement (and not for purposes of determining whether a breach thereof has occurred), any reference to "Material Adverse Effect" or other materiality qualifications (or correlative terms), shall be disregarded.

10.9    Tax Indemnifications. Seller shall indemnify and hold harmless Buyer, its Affiliates, successors and assigns, from and against any and all Seller Taxes for which Seller is or may become liable or that may become payable by Seller pursuant to Section 2.5 or Section 2.6. Buyer shall indemnify and hold harmless Seller, its Affiliates, successors and assigns, from and against any and all Buyer Taxes and Transfer Taxes for which Buyer is or may become liable or that may become payable by Buyer pursuant to Section 2.5 or Section 2.6.

10.10  Exclusive Remedy; Disclaimer of Other Remedies. Following the Closing, the rights of Buyer under Section 10.2 shall be the exclusive remedy of Buyer with respect to claims based upon a breach or alleged breach of the representations, warranties and covenants of Seller contained in this Agreement or the Ancillary Agreements or relating to the purchase and sale of the Business and the Purchase Assets, the Assumed Liabilities, or the transactions contemplated hereby or thereby, except in the case of fraud, in which case, the foregoing limitation shall not apply. Following the Closing, the rights of Seller under Section 10.2 shall be the exclusive remedy of Seller with respect to claims based upon a breach or alleged breach of the representations, warranties and covenants of Buyer contained in this Agreement or the Ancillary Agreements or relating to the purchase and sale of the Business and the Purchased Assets or the transactions contemplated hereby or thereby. Except as expressly set forth in this Agreement, neither Seller nor any of its Representatives or Affiliates makes or has made any representations or warranties, express or implied, in connection with the transactions contemplated by this Agreement, including with respect to any financial information furnished to Buyer or its Representatives and which is not included in the Disclosure Schedules. Without limiting the generality of the foregoing, except as expressly set forth in this Agreement, (i) the Purchased Assets shall be transferred to Buyer pursuant to this Agreement in their present condition, "AS IS", with all faults, and without any warranty, express or implied; and (ii) no patent or latent physical condition or defect in any of the Purchased Assets, whether or not now known or discovered, shall affect the rights of either party. Buyer and Seller agree that the limitations of liability set forth in this Article X are reasonable under the circumstances existing as of the date hereof.

10.11 Characterization of Indemnity Payments. Any indemnity payments made pursuant to this Article X shall be treated as an adjustment to the Final Purchase Price to the maximum extent possible.

10.12 Environmental Procedures. With respect to Environmental Liabilities, Seller shall have the right to direct, manage and control, and take such actions as in Seller's reasonable judgment are necessary in connection with any defense, Remedial Action, or other resolution of

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any claim, event or condition which is a Retained Environmental Liability subject to indemnification under this Agreement or which is a result of the breach of any representation or warranty in Section 4.17, if Seller is responsible for more than fifty percent of the Liability under this Agreement. Seller and Buyer agree to cooperate in good faith with respect to all Remedial Actions. Buyer shall provide Seller with access to any property subject to the indemnity reasonably necessary for Seller to perform the defense, Remedial Action or other resolution provided that Seller shall have first notified Buyer in advance of requiring such access. In addition to the foregoing, Seller shall (A) expeditiously commence and use diligent efforts to complete all Remedial Actions; (B) comply in all material respects with all applicable laws (including, without limitation, Environmental Laws); (C) conduct the work in a manner that will not unreasonably interfere with Buyer's operation of the Business or compromise the safety of those on the property; (D) use environmental consultants and engineers reasonably acceptable to Buyer and require such consultants and engineers to obtain and maintain liability insurance, including contractor's pollution liability coverage, in the form and at levels typically obtained and maintained for remediation projects and naming Buyer as an additional insured; (E) provide Buyer with copies of any workplans seven (7) days prior to submittal to any Governmental Authority, or such shorter time as necessary to comply with Governmental Authority requests, data generated in connection with any investigations, sampling or monitoring, material correspondence with Governmental Authorities, and other material, non-privileged documents relating to the workplans (and Buyer shall have a right to consult with Seller and to review and comment on the workplans, and Seller will consider and incorporate all reasonable comments of Buyer which are timely provided); (F) provide Buyer with prior notice of and the right to attend, as an observer but not a participant, meetings or material conference calls with Governmental Authorities regarding the Remedial Action; and (G) provide Buyer the right to approve (such approval not to be unreasonably withheld or delayed) any activities which could reasonably be expected to interfere with the operation of the Business. Seller shall perform the Remedial Action to the minimum standards required under Environmental Laws or by the Governmental Authority with lead oversight jurisdiction, as such standards or requirements are in effect at the time of completion of any such Remedial Action (the "Remedial Action Standard"), and Seller shall obtain (i) a full and unconditional release of liability (releasing Buyer) relating to any Third Party Claim; and (ii) a "no further remedial action required" letter or similar acknowledgement from a Governmental Authority or, if no such letter or acknowledgement is routinely issued, a certification by Seller's environmental consultant or engineer reasonably acceptable to Buyer that the Remedial Action Standard has been achieved.

ARTICLE XI

TERMINATION

11.1    Termination. This Agreement may be terminated at any time prior to Closing:

(a)    By mutual written consent of Buyer and Seller;

(b)    By Buyer or Seller if the Closing shall not have occurred on or before one hundred twenty (120) days following the date hereof (other than through the failure of a party seeking to terminate this Agreement to fully comply with its obligations hereunder); and provided, further, that this provision shall not be available to Buyer or Seller if the waiting

47                                                   CONFIDENTIAL

period under the HSR Act shall not have expired by such date or the parties shall have received a request for further information under the HSR Act on or prior to such date, in which event such date shall be extended by an additional sixty (60) days;

(c)    By Buyer if there is a material breach of any representation or warranty set forth in Article IV hereof or any covenant or agreement to be complied with or performed by Seller pursuant to the terms of this Agreement or the failure as a result of the actions or inaction of Seller of a condition set forth in Article VIII to be satisfied (and such condition is not waived in writing by Buyer) on or prior to the Closing Date except for such breaches or failures that would not reasonably be expected to have a Material Adverse Effect; provided that Buyer may not terminate this Agreement prior to the Closing if Seller has not had an adequate opportunity to cure such failure; or

(d)    By Seller if there is a material breach of any representation or warranty set forth in Article V or of any covenant or agreement to be complied with or performed by Buyer pursuant to the terms of this Agreement or the failure as a result of the actions or inaction of Buyer of a condition set forth in Article VII to be satisfied (and such condition is not waived in writing by Seller) on or prior to the Closing Date, except for such breach or failures, that individually or in the aggregate would not reasonably be expected to effect Buyer's ability to consummate the transactions contemplated hereby; provided that Seller may not terminate this Agreement prior to the Closing Date if Buyer has not had an adequate opportunity to cure such failure.

11.2    Termination for Failure of Financing Condition.

(a)    This Agreement shall terminate automatically (without the need by any party to take any affirmative action) if on or before the date which is three (3) business days following the date on which the HSR Condition shall have been satisfied (i) the Financing Condition shall not have been satisfied or waived by Buyer (and, as of that date, all other conditions precedent to Buyer's obligation to consummate the sale and purchase of the Purchased Assets set forth in Article VIII shall have been satisfied or waived in writing), and (ii) Buyer shall not have delivered to Seller the Extension Notice. For purposes of this Agreement, the "Extension Notice" shall mean a notice from Buyer to Seller delivered in accordance with Section 12.2 electing to extend the Closing Date to a date which is twenty-one (21) days following the date which is three (3) business days after the HSR Condition shall have been satisfied or such later date as all other conditions precedent to Buyer's obligation to consummate the sale and purchase of the Purchased Assets set forth in Article VIII shall have been satisfied or waived in writing (such date being referred to as the "Extended Closing Date").

(b)    This Agreement shall terminate automatically on the Extended Closing Date (without the need by any party to take any affirmative action) if on or before the Extended Closing Date, the Financing Condition shall not have been satisfied or waived (and, as of that date, all other conditions precedent to Buyer's obligation to consummate the sale and purchase of the Purchased Assets set forth in Article VIII shall have been satisfied or waived in writing).

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11.3    Effect of Termination. In the event of termination of this Agreement:

(a)    Each party shall, if so requested by the other, be required promptly to redeliver all documents, work papers and other material of any other party relating to the transactions contemplated hereby, whether so obtained before or after the execution hereof, to the party furnishing the same;

(b)    The provisions of the Confidentiality Agreement and the provisions of this Section 11.2, Section 11.3, Section 11.4, and Sections 12.3, 12.4, 12.6, 12.10, 12.12, and 12.16 shall continue in full force and effect; and

(c)    No party hereto shall have any Liability to any other party to this Agreement, except as stated in subsections (a), (b) and (c) of this Section 11.3 and Section 11.4 and except for any willful breach of this Agreement occurring prior to the proper termination of this Agreement.

11.4    Certain Payments Upon Termination.

(a)    Termination Pursuant to Section 11.2(a). If this Agreement is terminated pursuant to Section 11.2(a), Buyer shall pay Seller the sum of ONE MILLION FIVE HUNDRED THOUSAND DOLLARS ($1,500,000) as liquidated damages within one business day after the date of termination of this Agreement pursuant to Section 11.2(a). It is specifically agreed that the amount to be paid pursuant to this Section 11.4(a) represents liquidated damages and not a penalty, and such amount shall be in full satisfaction of any claim Seller may have against Buyer or Guarantor hereunder.

(b)    Termination Pursuant to Section 11.2(b). If this Agreement is terminated pursuant to Section 11.2(b), Buyer shall pay Seller the sum of THREE MILLION DOLLARS ($3,000,000) as liquidated damages within one business day after the date of termination of this Agreement pursuant to Section 11.2(b). It is specifically agreed that the amount to be paid pursuant to this Section 11.4(b) represents liquidated damages and not a penalty, and such amount shall be in full satisfaction of any claim Seller may have against Buyer or Guarantor hereunder. The amounts to be paid pursuant to Section 11.4(a) or (b) shall be paid by wire transfer in immediately available funds to such account as shall be specified in writing by Seller.

ARTICLE XII

MISCELLANEOUS

12.1    Assignment. Except as provided below, neither this Agreement nor any rights or obligations hereunder may be assigned by either party without the prior written consent of the other party. Seller may assign or delegate any of its rights or obligations hereunder, in whole or in part, to one or more of Seller's Affiliates without the prior written consent of Buyer; provided, that such assignment or delegation shall not release Seller from its obligations hereunder. Buyer may assign or delegate any of its rights or obligations hereunder in whole or in part (i) to one or more subsidiaries of Buyer, (ii) with the prior written consent of Seller (which consent shall not be unreasonably withheld or delayed) to one or more Affiliates of Buyer and (iii) through a collateral assignment, to any lender providing financing in connection with the transactions

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contemplated hereby, provided that, without the prior written consent of Seller, no such assignment or delegation shall release Buyer from its obligations hereunder. In the event written approval of an assignment is obtained, any transferee of this Agreement or any rights or obligations hereunder shall be bound by the terms and conditions of this Agreement. In addition, notwithstanding the foregoing, any assignment of rights or obligations under this Agreement shall not relieve the assigning party of any of its obligations hereunder.

12.2    Notices. Any notice, request, demand or other communication which is required or permitted under this Agreement shall be in writing and shall be deemed to have been duly given (a) when received if personally delivered, (b) when transmitted if transmitted by telecopy transmission only during the recipient's normal business hours unless arrangements have otherwise been made to receive such telecopy outside of normal business hours, or otherwise on the next business day after transmission, in each case with confirmation of successful transmission received by the sender, (c) the day after it is sent, if sent for next day delivery to a domestic address by recognized overnight delivery service (e.g., DHL, UPS or Federal Express); and (d) upon receipt, if sent by certified or registered mail, return receipt requested. In each case notice shall be sent as indicated below:

If to Seller, addressed to:

Nestlé Prepared Foods Company
c/o Nestlé U.S.A., Inc.
800 North Brand Boulevard
Glendale, CA 91203
Attn: Kristin Adrian, Esq.
         Senior Vice President
         and General Counsel
Tel: (818) 549-6703
Fax: (808) 549-6713

With a copy to:

Mayer, Brown, Rowe & Maw LLP
190 South LaSalle Street
Chicago, Illinois 60603
Attn: David A. Carpenter, Esq.
Tel: (312) 782-0600
Fax: (312) 701-7711

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If to Buyer, addressed to:

O Brand Acquisition Corp.

c/o B&G Foods, Inc.

Four Gatehall Drive

Suite 110

Parsippany, NJ 07054

Attn: Mr. David L. Wenner

Tel: (973) 228-2500

Fax: (973) 630-6550

With a copy to:

Dechert LLP

30 Rockefeller Plaza

New York, New York 10112

Attn: Glyndwr P. Lobo, Esq.

Tel: (212) 698-3567

Fax: (212) 698-3599

or to such other place and with such other copies as either party may designate as to itself by written notice to the others.

12.3    Choice of Law. This Agreement shall be construed, interpreted and the rights of the parties determined in accordance with the laws of the State of Delaware (without reference to its choice of law provisions).

12.4    Jurisdiction; Services of Process. Any action or proceeding seeking to enforce any provision of, or based on any right arising out of, this Agreement may be brought against any of the parties in the courts of the State of Delaware, or, if it has or can acquire jurisdiction, in the United States District Court for the District of Delaware, and each of the parties consents to the jurisdiction of such courts (and of the appropriate appellate courts) in any such action or proceeding and waives any objection to venue laid therein. Process in any action or proceeding referred to in the preceding sentence may be served on any party to this Agreement anywhere in the world.

12.5    Dispute Resolution; Mediation. Subject to the provisions of Section 2.4, in the event of any controversy or dispute related to or arising out of this Agreement or the transactions contemplated hereby, the parties agree to promptly meet and confer in good faith to attempt to resolve the controversy or dispute without an adversarial proceeding. Subject to the provisions of Section 2.4, upon the mutual agreement of the parties, if the controversy or dispute is not resolved, the parties may submit the controversy or dispute to non-binding mediation upon terms to be mutually agreed by the parties at the time of the mediation. The parties reserve the right to contest the mediator's decision in a formal judicial process.

12.6    Waiver of Trial by Jury. In the event any controversy or dispute related to or arising out of this Agreement or the Ancillary Agreements or the transactions contemplated

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hereby or thereby, is contested in a formal judicial process, each party hereby expressly waives any right to trial by jury of any such Action.

12.7    Entire Agreement; Amendments and Waivers. The Transaction Documents, together with all exhibits and schedules thereto (including the Disclosure Schedules), and the Confidentiality Agreement, constitute the entire agreement among the parties pertaining to the subject matter hereof and thereof and supersede all prior agreements, understandings, negotiations and discussions, whether oral or written, of the parties. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto. No amendment, supplement, modification or waiver of this Agreement shall be binding unless executed in writing by the party to be bound thereby. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (whether or not similar), nor shall such waiver constitute a continuing waiver unless otherwise expressly provided. No failure on the part of any party to exercise or delay in exercising any right hereunder shall be deemed a waiver thereof, nor shall any single or partial exercise preclude any further or other exercise of such or any other rights.

12.8    Multiple Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

12.9    Facsimile Signatures. Any signature page delivered via a fax machine shall be binding to the same extent as an original signature page. Any party who delivers such a signature page agrees to later deliver an original counterpart to any party which requests it.

12.10  Expenses. Except as otherwise specified in this Agreement, each party hereto shall pay its own legal, accounting, out-of-pocket and other expenses incident to this Agreement and to any action taken by such party in carrying this Agreement into effect, and fees, costs and expenses of any investment banker, advisor or broker.

12.11  Invalidity. In the event that any one or more of the provisions contained in this Agreement or in any other agreement, certificate or instrument referred to herein, shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, then to the maximum extent permitted by law, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement or any other such instrument.

12.12  Public Statements. Prior to the Closing, except as may be required by applicable Regulations or the rules of any stock exchange, no public announcement regarding the transactions contemplate hereby and the Transaction Documents shall be made by either party or their Representatives or Affiliates, without the prior agreement of the other party; provided, however, that Buyer and Seller may prepare a mutually acceptable press release or releases for dissemination upon the signing of this Agreement. Following the Closing, except as may be required by applicable Regulations or the rules of any stock exchange, or for customary disclosures to investors in Buyer's parent entities, no public announcement regarding the transaction contemplated hereby and the Transaction Documents (which announcement contains any of the financial terms hereof or thereof) shall be made by either party or their Representatives or Affiliates, without the prior agreement of the other party, which agreement

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shall not be unreasonably withheld or delayed. Notwithstanding the foregoing, nothing in this Section 12.12 shall prevent the parties from discussing the transactions contemplated hereby with, or making disclosure to those Persons whose approval or consent, as the case may be, is required for the consummation of the transactions contemplated hereby. Notwithstanding any confidentiality undertaking of the parties set forth in this Agreement or the Confidentiality Agreement, any party hereto (and each employee, agent or representative of the foregoing) may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the transactions contemplated by this Agreement and all materials of any kind (including opinions or other tax analyses) that are provided to such party relating to such tax treatment and tax structure except to the extent maintaining such confidentiality is necessary to comply with any applicable federal or state securities laws. To the extent not inconsistent with the immediately preceding sentence, this authorization does not extend to disclosure of any other information, including, (a) the identities of participants or potential participants in this transaction, (b) the existence or status of any negotiations, or any other term or detail, or portion of any documents or other materials, not related to the tax treatment or tax structure of the potential transaction.

12.13  No Third-Party Beneficiary. The provisions of this Agreement are for the benefit only of the parties hereto, and no third party may seek to enforce, or benefit from, these provisions; provided, however that the directors, officers, employees, shareholders, partners and Representatives of Buyer and Seller are intended third party beneficiaries of Section 10.2(a) and 10.2(b), as applicable. Except for the Persons described in the immediately preceding sentence, the parties specifically disavow any desire or intention to create any third party beneficiary hereunder, and specifically declare that no Person, except for the parties, and their respective successors, shall have any right hereunder nor any right of enforcement hereof.

12.14 Representation of Counsel; Mutual Negotiation. Each party has had the opportunity to be represented by counsel of its choice in negotiating this Agreement. This Agreement shall therefore be deemed to have been negotiated and prepared at the joint request, direction, and construction of the parties, at arm's-length, with the advice and participation of counsel, and will be interpreted in accordance with its terms without favor to any party. The parties' respective counsel may not be disqualified from representing their clients in indemnification or other disputes arising out of this transaction by virtue of such counsel's prior representation of the other party in an unrelated matter.

12.15 Bulk Transfer Laws. Buyer acknowledges that Seller will not comply with the provisions of any bulk transfer or bulk sale laws of any jurisdiction in connection with the transactions contemplated by this Agreement and the Ancillary Agreements. Seller agrees to indemnify and hold Buyer harmless from and against any and all Damages incurred by Buyer or any of its Affiliates as a result of the failure to comply with any bulk sales or transfer laws with respect to the Purchased Assets.

12.16 Pre-Closing Performance. Guarantor does hereby irrevocably and unconditionally guarantee the performance by Buyer of each and every obligation of Buyer under this Agreement which is required to be performed on or prior to the Closing Date, including all payments which may become due under Section 11.4(a) or (b). In addition, prior to the Closing, Guarantor shall be responsible for each and every representation and warranty made

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by Buyer under this Agreement. The guaranty set forth in this Section 12.16 shall in all respects be a continuing, absolute and unconditional guaranty, and shall remain in full force until all guaranteed obligations are performed in full or the Closing shall have been consummated in accordance with the terms hereof.

[Signature Page Follows]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective duly authorized officers as of the day and year first above written.

NESTLÉ PREPARED FOODS COMPANY	O BRAND ACQUISITION CORP.
By: ____________________________ Name: _________________________ Title: ___________________________	By: ______________________________ Name: ___________________________ Title: _____________________________
B&G FOODS, INC.
By: ______________________________ Name:____________________________ Title: _____________________________

S-1                                                    CONFIDENTIAL

Signature Page to Asset Purchase Agreement